EXHIBIT 10.1

EXECUTION VERSION

Published CUSIP Number: 94107LAN8

Published Revolver CUSIP Number: 94107LAP3

$3,000,000,000

CREDIT AGREEMENT

dated as of July 28, 2020

by and among

WASTE MANAGEMENT, INC.,

as Company,

WASTE MANAGEMENT HOLDINGS, INC.,

as Guarantor,

CERTAIN BANKS

and

MIZUHO BANK, LTD.,

as Administrative Agent

MIZUHO BANK, LTD.,

BARCLAYS BANK PLC,

BOFA SECURITIES, INC.,

JPMORGAN CHASE BANK, N.A.,

and THE BANK OF NOVA SCOTIA,

as Lead Arrangers and Joint Bookrunners

i

	6.9	Compliance with Other Instruments, Laws, Etc.	40
	6.10	Tax Status	40
	6.11	No Event of Default	40
	6.12	Investment Company Act	40
	6.13	Absence of Financing Statements, Etc.	41
	6.14	Employee Benefit Plans	41
	6.15	Environmental Compliance	42
	6.16	Disclosure	43
	6.17	Permits and Governmental Authority	43
	6.18	Margin Stock	43
	6.19	Sanctions	43
	6.20	Anti-Corruption Laws; Sanctions	43
	6.21	Affected Financial Institutions; Beneficial Ownership Certification; Covered Entities	44

7.	AFFIRMATIVE COVENANTS OF THE company		44
	7.1	Punctual Payment	44
	7.2	Maintenance of U.S. Office	44
	7.3	Records and Accounts	44
	7.4	Financial Statements, Certificates and Information	44
	7.5	Existence and Conduct of Business	45
	7.6	Maintenance of Properties	46
	7.7	Insurance	46
	7.8	Taxes	46
	7.9	Inspection of Properties, Books and Contracts	46
	7.10	Compliance with Laws, Contracts, Licenses and Permits; Maintenance of Material Licenses and Permits	47
	7.11	Environmental Indemnification	47
	7.12	Further Assurances	47
	7.13	Notice of Potential Claims or Litigation	47
	7.14	Notice of Certain Events Concerning Environmental Claims and/or ERISA Reportable Events	47
	7.15	Notice of Default	48
	7.16	Use of Proceeds	48
	7.17	Certain Transactions	49
	7.18	Anti-Corruption Laws	49

8.	NEGATIVE COVENANTS OF THE company		49
	8.1	Restrictions on Indebtedness	49
	8.2	Restrictions on Liens	50
	8.3	[Reserved.]	50
	8.4	Mergers, Consolidations, Sales	50
	8.5	[Reserved.]	51
	8.6	Canadian Defined Benefit Pension Plans	51
	8.7	Sanctions	51
	8.8	Anti-Corruption Laws	51

9.	FINANCIAL COVENANT		51

10.	CONDITIONS PRECEDENT		52
	10.1	Conditions to Effectiveness	52

11.	CONDITIONS TO ALL LOANS		53
	11.1	Representations True	53
	11.2	Performance; No Event of Default	53
	11.3	Proceedings and Documents	53

12.	EVENTS OF DEFAULT; ACCELERATION; TERMINATION OF COMMITMENT		54
	12.1	Events of Default and Acceleration	54
	12.2	Termination of Commitments	56
	12.3	Remedies	56
	12.4	Application of Receipts	56

13.	SETOFF		57

14.	EXPENSES		57

15.	THE AGENTS		57
	15.1	Authorization and Action	57
	15.2	Administrative Agent’s Reliance, Etc.	57
	15.3	Mizuho Bank and Affiliates	58
	15.4	Bank Credit Decision	58
	15.5	Indemnification	58
	15.6	Successor Administrative Agent	59
	15.7	Lead Arrangers, Etc.	59
	15.8	Documents	59
	15.9	Action by the Banks, Consents, Amendments, Waivers, Etc.	60
	15.10	Bank ERISA Matters	61

16.	INDEMNIFICATION		62

17.	[RESERVED.]		62

18.	TREATMENT OF CERTAIN CONFIDENTIAL INFORMATION		63
	18.1	Confidentiality	63
	18.2	Prior Notification	63
	18.3	Other	63

19.	SURVIVAL OF COVENANTS, ETC		63

20.	ASSIGNMENT AND PARTICIPATION		64

21.	PARTIES IN INTEREST		65

22.	NOTICES, ETC		66

23.	MISCELLANEOUS		68

24.	CONSENTS, ETC		68

25.	WAIVER OF JURY TRIAL		68

26.	GOVERNING LAW; SUBMISSION TO JURISDICTION; DESIGNATION OF NY PROCESS AGENT		69

27.	SEVERABILITY		69

28.	GUARANTY		69
	28.1	Guaranty	69
	28.2	Guaranty Absolute	70
	28.3	Effectiveness; Enforcement	70
	28.4	Waiver	70

	28.5	Expenses	71
	28.6	Concerning Joint and Several Liability of the Guarantor	71
	28.7	Waiver	72
	28.8	Subrogation; Subordination	72

29.	PRO RATA TREATMENT		73

30.	FINAL AGREEMENT		73

31.	USA PATRIOT ACT		74

32.	NO ADVISORY OR FIDUCIARY RESPONSIBILITY		74

33.	PAYMENTS SET ASIDE		74

34.	ELECTRONIC EXECUTION OF Credit agreement, ASSIGNMENTS AND CERTAIN OTHER DOCUMENTS		75

35.	ACKNOWLEDGEMENT AND CONSENT TO BAIL-IN OF Affected FINANCIAL INSTITUTIONS		75

36.	INTEREST RATE LIMITATION		75

37.	[reserved.]		76

38.	ACKNOWLEDGEMENT REGARDING ANY SUPPORTED QFCS		76

EXHIBITS:

Form of:
EXHIBIT A	Loan Notice
EXHIBIT B	[Reserved]
EXHIBIT C	Compliance Certificate
EXHIBIT D	Assignment and Assumption
EXHIBIT E	Administrative Questionnaire
EXHIBIT F	[Reserved]
EXHIBIT G-1-4	U.S. Tax Compliance Certificates

SCHEDULES:

SCHEDULE 1	Banks; Commitments
SCHEDULE 1.1	Existing Liens
SCHEDULE 6.7	Litigation
SCHEDULE 6.15	Environmental Compliance
SCHEDULE 8.1(a)	Existing Indebtedness
SCHEDULE 22	Administrative Agent’s Office; Certain Addresses for Notices

CREDIT AGREEMENT

This CREDIT AGREEMENT is made as of July 28, 2020, by and among WASTE MANAGEMENT, INC., a Delaware corporation (the “Company”), WASTE MANAGEMENT HOLDINGS, INC., a Delaware corporation and a wholly-owned Subsidiary of the Company (the “Guarantor”), the lenders from time to time party hereto (the “Banks”) and MIZUHO BANK, LTD., as Administrative Agent (in such capacity, the “Administrative Agent”).

The Company has requested that the Banks provide a revolving credit facility, and the Banks are willing to do so as further provided herein and upon the terms and conditions contained herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

1.            DEFINITIONS AND RULES OF INTERPRETATION.

1.1          Definitions. The following terms shall have the meanings set forth in this Section 1 or elsewhere in the provisions of this Agreement referred to below:

“Accountants” has the meaning set forth in Section 7.4(a).

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which any Loan Party or any of its Subsidiaries (a) acquires any business or all or substantially all of the assets of any Person, or division thereof, whether through purchase of assets, merger, amalgamation or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of members of the board of directors or the equivalent governing body (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.

“Administrative Agent” means Mizuho Bank in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 22 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify the Company and the Banks.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit E or any other form approved by the Administrative Agent.

“Affected Bank” has the meaning set forth in Section 2.18.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Agreement” means this Credit Agreement, including the Schedules and Exhibits hereto, as from time to time amended and supplemented in accordance with the terms hereof.

“Applicable Rate” means the applicable rate per annum with respect to Base Rate Loans, Eurocurrency Rate Loans and the Facility Fee, in each case as set forth in the Pricing Table.

“Applicable Requirements” has the meaning set forth in Section 7.10.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its activities and that is administered or managed by (a) a Bank or (b) a Bank Affiliate.

“Assignment and Assumption” has the meaning set forth in Section 20.

“Availability Period” mean the period from and including the Effective Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Total Commitments pursuant to Section 2.18, and (c) the date of termination of the commitment of each Bank to make Loans pursuant to Section 12.2.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Balance Sheet Date” means December 31, 2019.

“Bank Affiliate” means (a) With respect to any Bank, (i) a Person that directly, or indirectly through one or more intermediaries, possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such Bank, whether through the ability to exercise voting power, by contract or otherwise or is controlled by or is under common control with such Bank (an “Affiliate”) or (ii) any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its activities and is administered or managed by a Bank or an Affiliate of such Bank and (b) with respect to any Bank that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Bank or by an Affiliate of such investment advisor.

“Banks” has the meaning set forth in the Preamble.

“Base Rate” means for any day, a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Mizuho Bank as its “prime rate,” and (c) the Eurocurrency Rate plus 1.00%; and if Base Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement (provided that clause (c) shall not be applicable during any period in which LIBOR is unavailable or unascertainable). The “prime rate” is a rate set by Mizuho Bank based upon various factors including Mizuho Bank’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Mizuho Bank shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loans” means Loans bearing interest calculated by reference to the Base Rate.

“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate (which may include Term SOFR) that has been selected by the Administrative Agent and the Company giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to LIBOR for Dollar-denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.

“Benchmark Replacement Adjustment” means, with respect to any replacement of LIBOR with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Company giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBOR with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBOR with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to LIBOR: (i) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (x) the date of the public statement or publication of information referenced therein and (y) the date on which the administrator of LIBOR permanently or indefinitely ceases to provide LIBOR; or (ii) in the case of clause (c) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to LIBOR: (a) public statement or publication of information by or on behalf of the administrator of LIBOR announcing that such administrator has ceased or will cease to provide LIBOR, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide LIBOR; (b) a public statement or publication of information by the regulatory supervisor for the administrator of LIBOR, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for LIBOR, a resolution authority with jurisdiction over the administrator for LIBOR or a court or an entity with similar insolvency or resolution authority over the administrator for LIBOR, which states that the administrator of LIBOR has ceased or will cease to provide LIBOR permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide LIBOR; or (c) a public statement or publication of information by the regulatory supervisor for the administrator of LIBOR announcing that LIBOR is no longer representative.

“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Administrative Agent or the Majority Banks, as applicable, by notice to the Company, the Administrative Agent (in the case of such notice by the Majority Banks) and the Banks.

“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to LIBOR and solely to the extent that LIBOR has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced LIBOR for all purposes hereunder in accordance with Section 3.3 and (y) ending at the time that a Benchmark Replacement has replaced LIBOR for all purposes hereunder pursuant to Section 3.3.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. §1010.230.

“Benefit Plan”. Any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.

“Business Day” means any day, other than a Saturday, Sunday or any day on which banking institutions in New York, New York are authorized by law to close, and when used in connection with a Eurocurrency Loan, if such day relates to any interest rate settings, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any such day that is also a day on which dealings in Dollar deposits are conducted by and between banks in the London interbank Eurocurrency market.

“Canadian AML Acts” means an applicable Canadian law regarding anti-money laundering, anti-terrorist financing, government sanction and “know your client” matters, including the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada).

“Canadian Defined Benefit Pension Plan” means a Canadian Pension Plan that contains or has ever contained a “defined benefit provision” as such term is defined in Section 147.1(1) of the Income Tax Act (Canada).

“Canadian Pension Plan” means a pension plan or plan that is subject to applicable pension benefits legislation in any jurisdiction of Canada and that is organized and administered to provide pensions, pension benefits or retirement benefits for employees and former employees of any Loan Party or any Subsidiary thereof.

“Canadian Sanctions List”. The list of names subject to the Regulations Establishing a List of Entities made under subsection 83.05(1) of the Criminal Code (Canada), the Regulations Implementing the United Nations Resolutions on the Suppression of Terrorism and/or the United Nations Al-Qaida and Taliban Regulations as published by the Office of the Superintendent of Financial Institutions Canada.

“Capitalized Leases” or “Capital Leases”. Each lease that has been or is required to be, in accordance with GAAP, classified and accounted for as a capital lease or a financing lease.

“CERCLA” has the meaning set forth in Section 6.15(a).

“Certified” or “certified”. With respect to the financial statements of any Person, such statements as audited by a firm of independent auditors, whose report expresses the opinion, without qualification, that such financial statements present fairly, in all material respects, the financial position of such Person.

“CFO” or “CAO” has the meaning set forth in Section 7.4(b).

“Change in Law”. The occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States, Canada or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time.

“Commitment” means with respect to each Bank, such Bank’s commitment to make Loans, determined by multiplying such Bank’s Commitment Percentage by the Total Commitment.

“Commitment Percentage” means with respect to any Bank at any time, the percentage (carried out to the ninth decimal place) of the Total Commitment represented by such Bank’s Commitment at such time, as the same may be adjusted in accordance with Section 2.3, Section 2.17 or Section 20. If the commitment of a Bank to make Loans has been terminated pursuant to Section 12.2 or otherwise, then the Commitment Percentage of each Bank shall be determined based on the Commitment Percentage of such Bank most recently in effect, giving effect to any subsequent assignments and to any Bank’s status as a Defaulting Bank at the time of determination. The initial Commitment Percentage of each Bank is set forth opposite the name of such Bank on Schedule 1 hereto or in the Assignment and Assumption pursuant to which such Bank becomes a party hereto, as applicable.

“Company” has the meaning set forth in Preamble.

“Compliance Certificate” has the meaning set forth in Section 7.4(c).

“Connection Income Taxes” means other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated” or “consolidated” means with reference to any term defined herein, shall mean that term as applied to the accounts of the Company, its Subsidiaries and all variable interest entities consolidated in accordance with GAAP.

“Consolidated Earnings Before Interest and Taxes” or “EBIT” means for any period, the Consolidated Net Income (or Deficit) of the Company on a consolidated basis plus, without duplication, the sum of (1) interest expense, (2) equity in losses (earnings) of unconsolidated entities, (3) income taxes, (4) non-cash write-downs or write-offs of assets, including non-cash losses on the sale of assets outside the ordinary course of business, (5) losses attributable to the extinguishment of Indebtedness and (6) EBIT of the businesses acquired by the Company or any of its Subsidiaries (through asset purchases or otherwise) (each an “Acquired Business”) or the Subsidiaries acquired or formed since the beginning of such period; provided that a statement identifying all such Acquired Businesses and the EBIT of such Acquired Businesses is delivered to the Banks with the Compliance Certificate for such period, all to the extent that each of items (1) through (5) was deducted in determining Consolidated Net Income (or Deficit) in the relevant period, minus non-cash extraordinary gains on the sale of assets outside the ordinary course of business to the extent included in Consolidated Net Income (or Deficit).

“Consolidated Earnings Before Interest, Taxes, Depreciation and Amortization” or “EBITDA”. For any period, EBIT plus (a) depreciation expense, and (b) amortization expense to the extent the same would be included in the calculation of Consolidated Net Income (or Deficit) for such period, determined in accordance with GAAP.

“Consolidated Net Income (or Deficit)”. The consolidated net income (or deficit) of the Company on a consolidated basis, after deduction of all expenses, taxes, and other proper charges, determined in accordance with GAAP.

“Consolidated Tangible Assets” means Consolidated Total Assets less the sum of:

(a)          the total book value of all assets of the Company on a consolidated basis properly classified as intangible assets under GAAP, including such items as goodwill, the purchase price of acquired assets in excess of the fair market value thereof, trademarks, trade names, service marks, customer lists, brand names, copyrights, patents and licenses, and rights with respect to the foregoing; plus

(b)          all amounts representing any write-up in the book value of any assets of the Company on a consolidated basis resulting from a revaluation thereof subsequent to the Balance Sheet Date.

“Consolidated Total Assets” means all assets of the Company determined on a consolidated basis in accordance with GAAP.

“Covered Entity” has the meaning set forth in Section 38.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the Winding-Up and Restructuring Act (Canada), and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default Rate” means, when used with respect to Obligations, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate for Base Rate Loans plus (iii) 2% per annum.

“Defaulting Bank” means subject to Section 2.17, any Bank that (a) has failed to (i) perform all or any portion of its funding obligations hereunder, including in respect of Loans within three Business Days of the date required to be funded by it hereunder unless such Bank notifies the Administrative Agent and the Company in writing that such failure is the result of such Bank’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to Administrative Agent or any other Bank any other amount required to be paid by it hereunder within three Business Days of the date when due, (b) has notified the Company, the Administrative Agent or any Bank that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements generally in which it commits to extend credit (unless such writing or public statement relates to such Bank’s obligation to fund a Loan hereunder and states that such position is based on such Bank’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after request by the Administrative Agent, to confirm in writing to the Administrative Agent that it will comply with its funding obligations (provided that such Bank shall cease to be a Defaulting Bank pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment, or (iv) become the subject of a Bail-In Action; provided that a Bank shall not be a Defaulting Bank solely by virtue of the ownership or acquisition of any equity interest in that Bank or any direct or indirect parent company thereof by a governmental agency so long as such ownership interest does not result in or provide such Bank with immunity from the jurisdiction of courts within the United States or from enforcement of judgments or writs of attachment on its assets or permit such Bank (or governmental agency) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Bank. Any determination by the Administrative Agent that a Bank is a Defaulting Bank under clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Bank shall be deemed to be a Defaulting Bank (subject to Section 2.17) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Company and each Bank promptly following such determination.

“Defaults” has the meaning set forth in Section 12.1.

“Designated Jurisdiction” means any country, region or territory to the extent that such country, region or territory itself is, or whose government is, the subject of any Sanction.

“Disclosure Documents” means the Company’s financial statements referred to in Section 6.4 and filings made by the Company or the Guarantor with the Securities and Exchange Commission that were publicly available prior to the Effective Date which were provided to the Banks.

“Disposal” or “Disposed” has the meaning set forth in “Release”.

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Dollars” or “US$” or “$” or “U.S. Dollars” means the lawful currency of the United States of America.

“Drawdown Date” means the date on which any Loan is made or is to be made.

“Early Opt-in Election” means the occurrence of: (a)(i) a determination by the Administrative Agent or (ii) a notification by the Majority Banks to the Administrative Agent (with a copy to the Company) that the Majority Banks have determined that Dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in Section 3.3 are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace LIBOR, and (b)(i) the election by the Administrative Agent or (ii) the election by the Majority Banks to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Administrative Agent of written notice of such election to the Company and the Banks or by the Majority Banks of written notice of such election to the Administrative Agent.

“EBIT” has the meaning set forth in the definition of Consolidated Earnings Before Interest and Taxes.

“EBITDA” has the meaning set forth in the definition of Consolidated Earnings Before Interest, Taxes, Depreciation and Amortization.

“EEA Financial Institution” means (a) Any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions precedent set forth in Section 10.1 hereof are satisfied.

“Elevated Leverage Ratio Period” has the meaning set forth in Section 9.

“Employee Benefit Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA maintained or contributed to by the Company, any of its Subsidiaries, or any ERISA Affiliate, other than a Multiemployer Plan.

“Environmental Laws” has the meaning set forth in Section 6.15(a).

“EPA” has the meaning set forth in Section 6.15(b).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended and in effect from time to time, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any Person which is treated as a single employer, member of a controlled group, or under common control with the Company or any of its Subsidiaries under Section 412, Section 414 or Section 430 of the Code.

“ERISA Reportable Event” means a reportable event within the meaning of Section 4043 of ERISA and the regulations promulgated thereunder with respect to a Guaranteed Pension Plan irrespective of whether or not the requirement of notice has been waived.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurocurrency Rate”

(a)          With respect to any Borrowing, the rate per annum equal to the London Interbank Offered Rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for U.S. Dollars for a period equal in length to such Interest Period) (“LIBOR”), as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period;

(b)          for any rate calculation with respect to a Base Rate Loan on any date, the rate per annum equal to LIBOR, at or about 11:00 a.m., London time determined two Business Days prior to such date for U.S. Dollar deposits with a term of one month commencing that day;

provided that if the Eurocurrency Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement. The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Eurocurrency Rate” or with respect to any comparable or successor rate thereto.

“Eurocurrency Rate Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of “Eurocurrency Rate”.

“Events of Default” has the meaning set forth in Section 12.1.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Bank, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Bank, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Bank with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Bank acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Company under Section 2.18) or (ii) such Bank changes its Lending Office, except in each case to the extent that, pursuant to Section 3.1.1(b) or Section 3.1.3, amounts with respect to such Taxes were payable either to such Bank’s assignor immediately before such Bank became a party hereto or to such Bank immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.1.5 and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Facility Fee” has the meaning set forth in Section 2.2.1.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” has the meaning set forth in Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.

“FCPA” means United States Foreign Corrupt Practices Act of 1977.

“Federal Funds Rate” means for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Financial Affiliate” means a subsidiary of the bank holding company controlling any Bank, which subsidiary is engaging in any of the activities permitted by Section 4(e) of the Bank Holding Company Act of 1956 (12 U.S.C. Section 1843).

“Foreign Bank” means, with respect to Company, a Bank that is not a U.S. Person.

“Generally accepted accounting principles” or “GAAP”. When used in this Agreement, whether directly or indirectly through reference to a capitalized term used therein, means principles that are consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors as in effect from time to time, except as otherwise specifically prescribed herein. If any “Accounting Change” (as defined below) occurs subsequent to the Effective Date, such change results in a material change in the method of calculation of financial covenants, standards or terms in this Agreement or any other Loan Document and any of the Company, the Administrative Agent or the Majority Banks shall so request, then (A) the Company, the Banks and the Administrative Agent agree to enter into negotiations in good faith in order to amend such provisions of this Agreement or such other Loan Document so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Company’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made (subject to the approval of the Majority Banks), and (B) until such time as such an amendment shall have been executed and delivered by the Company, the Administrative Agent and the Majority Banks, (i) the financial covenants, standards and terms in this Agreement and the other Loan Documents impacted by such material change shall continue to be calculated or construed as if such Accounting Changes had not occurred and (ii) the Company shall provide to the Administrative Agent and the Banks a reconciliation between the calculation of such impacted covenants, standards and terms before and after giving effect to such Accounting Changes. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the Securities and Exchange Commission. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, “Indebtedness” of the Company and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

“Governmental Authority” means the government of the United States, Canada or any other nation, or of any political subdivision thereof, whether state, provincial, territorial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guaranteed Obligations” has the meaning set forth in Section 28.1.

“Guaranteed Pension Plan” means any employee pension benefit plan within the meaning of Section 3(2) of ERISA maintained or contributed to by the Company, its Subsidiaries or any ERISA Affiliate (or pursuant to which any such Person accrued an obligation to make contributions at any time during the preceding five plan years) the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.

“Guarantor” has the meaning set forth in the Preamble.

“Guaranty” means any obligation, contingent or otherwise, of a Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guaranty shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Substances” has the meaning set forth in Section 6.15(b).

“Impacted Loans” has the meaning set forth in Section 3.3.1(a).

“Indebtedness” means collectively, without duplication, whether classified as indebtedness, an investment or otherwise on the obligor’s balance sheet, (a) all indebtedness for borrowed money, (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business which either (i) are not overdue by more than 90 days, or (ii) are being disputed in good faith and for which adequate reserves have been established in accordance with GAAP), (c) all obligations evidenced by notes, bonds, debentures or other similar debt instruments, (d) all obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations, liabilities and indebtedness under Capitalized Leases, (f) all obligations, liabilities or indebtedness arising from the making of a drawing under surety, performance bonds, or any other bonding arrangement, (g) Guaranties with respect to all Indebtedness of others referred to in clauses (a) through (f) above, and (h) all Indebtedness of others referred to in clauses (a) through (f) above secured or supported by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured or supported by) any Lien on the property or assets of the Company or any Subsidiary, even though the owner of the property has not assumed or become liable, contractually or otherwise, for the payment of such Indebtedness; provided that if any uncollected purchase price with respect to any Permitted Receivables Transaction remains outstanding and such transaction is accounted for as a sale of accounts receivable under generally accepted accounting principles, Indebtedness shall also include the additional Indebtedness, determined on a consolidated basis, which would have been outstanding had such uncollected purchase price with respect to any Permitted Receivables Transaction been accounted for as a borrowing unless any such sales are non-recourse to the Company or any Subsidiary (other than a Receivables Subsidiary) or if such sales only contain customary recourse exceptions not pertaining to credit risk.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Interest Payment Date”

(a)          as to any Eurocurrency Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date (or if the Term-Out option has been exercised in accordance with Section 2.15, the Term Loan Maturity Date); provided, however, that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and

(b)          as to any Base Rate Loan, the first Business Day of each calendar quarter and the Maturity Date (or if the Term-Out option has been exercised in accordance with Section 2.15, the Term Loan Maturity Date).

“Interest Period” means with respect to each Eurocurrency Rate Loan (a) initially, the period commencing on the Drawdown Date of such Loan and ending on the last day of one of the periods set forth below, as selected by the Company in accordance with this Agreement for any Eurocurrency Loan, one week or one, two, three, or six months (in each case subject to availability) and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Loan and ending on the last day of one of the periods set forth above, as selected by the Company in accordance with this Agreement or if such period has no numerically corresponding day, on the last Business Day of such period; provided that any Interest Period which would otherwise end on a day which is not a Business Day shall be deemed to end on the next succeeding Business Day; provided further that for any Interest Period for any Eurocurrency Rate Loan, if such next succeeding Business Day falls in the next succeeding calendar month, such Interest Period shall be deemed to end on the next preceding Business Day; and provided further that no Interest Period shall extend beyond the Maturity Date (or if the Term-Out option has been exercised in accordance with Section 2.15, the Term Loan Maturity Date).

“Interim Balance Sheet Date” means March 31, 2020.

“Lead Arrangers” means Mizuho Bank, Barclays Bank PLC, BofA Securities, Inc., JPMorgan Chase Bank, N.A. and The Bank of Nova Scotia, as Lead Arrangers and Joint Bookrunners in connection with the credit facility provided herein.

“Lending Office” means as to any Bank, the office or offices of such Bank described as such in such Bank’s Administrative Questionnaire, or such other office or offices as a Bank may from time to time notify the Company and the Administrative Agent which office may include any affiliate of such Bank or any domestic or foreign branch of such Bank or such affiliate. Unless the context otherwise requires each reference to a Bank shall include its applicable Lending Office.

“Leverage Ratio” has the meaning set forth in Section 9.

“LIBOR” has the meaning set forth in the definition of “Eurocurrency Rate”.

“Lien” means with respect to any asset, (a) any mortgage, deed of trust, lien (statutory or otherwise), pledge, hypothecation, encumbrance, charge, security interest, hypothec, assignment, deposit arrangement or other restriction in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, Capital Lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means this Agreement, each Note and any documents, instruments or agreements executed in connection with any of the foregoing, each as amended, modified, supplemented, or replaced from time to time.

“Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurocurrency Rate Loans, pursuant to Section 2.4.1, which shall be substantially in the form of Exhibit A or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by an authorized officer of the Company.

“Loan Parties” means collectively, the Company and the Guarantor.

“Loans” means a Borrowing hereunder consisting of one or more loans made by the Banks to the Company under the procedures described in Section 2.1.

“Majority Banks” means at any date, Banks the aggregate amount of whose Commitments is greater than 50% of the Total Commitment; provided that in the event that the Total Commitment has been terminated, the Majority Banks shall be Banks holding greater than 50% of the aggregate outstanding principal amount of the Obligations on such date; provided that the Commitment of, and the portion of the outstanding principal amount of the Obligations held or deemed held by, any Defaulting Bank shall be excluded for purposes of making a determination of Majority Banks.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, or financial condition of the Company and its Subsidiaries taken as a whole, (b) the ability of the Company or the Guarantor to perform any of its obligations under any Loan Document to which it is a party, or (c) the rights of, or remedies or benefits available to, the Administrative Agent or any Bank under any Loan Document.

“Maturity Date” means July 27, 2021.

“Mizuho Bank” means Mizuho Bank, Ltd.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means any multiemployer plan within the meaning of Section 3(37) of ERISA maintained or contributed to by the Company, any of its Subsidiaries, or any ERISA Affiliate (or pursuant to which any such Person accrued an obligation to make contributions at any time during the preceding five plan years).

“Non-Consenting Bank” means any Bank that does not approve any consent, waiver or amendment that (i) requires the approval of all Banks or all affected Banks in accordance with the terms of Section 24 and (ii) has been approved by the Majority Banks.

“Non-Defaulting Bank” means at any time, each Bank that is not a Defaulting Bank at such time.

“Note” means any promissory note issued according to Section 2.11.

“Obligations” means all indebtedness, obligations and liabilities of the Company to any of the Banks and the Administrative Agent arising or incurred under this Agreement or any of the other Loan Documents or in respect of any of the Loans made or any other instrument at any time evidencing any thereof, individually or collectively, existing on the date of this Agreement or arising thereafter, whether direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Other Connection Taxes” means with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.6).

“Outstanding Amount” means the aggregate outstanding principal amount of Loans on any date after giving effect to any borrowings and prepayments or repayments of such Loans occurring on such date.

“Overnight Rate” means for any day, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

“PBGC” means the Pension Benefit Guaranty Corporation created by Section 4002 of ERISA and any successor entity or entities having similar responsibilities.

“Permitted Liens” means any of the following Liens:

(a)          Liens for taxes not yet due or that are being contested in compliance with Section 7.8;

(b)          carriers’, warehousemen’s, maritime, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are being contested in good faith by appropriate proceedings and for which adequate reserves with respect thereto have been set aside as required by GAAP;

(c)          pledges and deposits made in the ordinary course of business in compliance with workmen’s compensation, unemployment insurance and other social security laws or regulations;

(d)          Liens to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Leases), statutory obligations, surety and appeal bonds, suretyship, performance and landfill closure bonds and other obligations of a like nature incurred in the ordinary course of business;

(e)          zoning restrictions, easements, rights-of-way, restrictions on use of property and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Company or any of its Subsidiaries;

(f)           the Liens on Schedule 1.1 hereto securing the obligations listed on such Schedule and any replacement Lien securing any renewal, extension or refunding of such obligations; provided, that (i) the aggregate principal amount of obligations secured by any renewal, extension or refunding Lien permitted by this clause (f) shall not exceed the aggregate outstanding principal amount of the obligations secured by the Lien being replaced at the time of such renewal, extension or refunding (plus transaction costs, including premiums and fees, related thereto), and (ii) each replacement Lien shall be limited to substantially the same property that secured the Lien so replaced;

(g)          legal or equitable encumbrances deemed to exist by reason of the existence of any litigation or other legal proceeding or arising out of a judgment or award with respect to which an appeal is being prosecuted in good faith by appropriate action and with respect to which adequate reserves are being maintained and, in the case of judgment liens, execution thereon is stayed;

(h)          rights reserved or vested in any municipality or governmental, statutory or public authority to control or regulate any property of the Company or any Subsidiary, or to use such property in a manner that does not materially impair the use of such property for the purposes for which it is held by the Company or such Subsidiary;

(i)           any obligations or duties affecting the property of the Company or any of its Subsidiaries to any municipality, governmental, statutory or public authority with respect to any franchise, grant, license or permit;

(j)           Liens filed in connection with sales of receivables by any of the Subsidiaries (other than the Guarantor) to a wholly-owned special purpose financing Subsidiary for purposes of perfecting such sales, provided that no third party has any rights with respect to such Liens or any assets subject thereto;

(k)          any interest or title of a lessor under any sale lease-back transaction entered into by the Company or any Subsidiary conveying only the assets so leased back to the extent the related Indebtedness is permitted under Section 8.1 hereof;

(l)           Liens created or deemed to be created under Permitted Receivables Transactions at any time provided such Liens do not extend to any property or assets other than the trade receivables sold pursuant to such Permitted Receivables Transactions, interests in the goods or products (including returned goods and products), if any, relating to the sales giving rise to such trade receivables; any security interests or other Liens and property subject thereto (other than on any leases or related lease payment rights or receivables between the Company and any of its Subsidiaries, as lessors or sublessors) from time to time purporting to secure the payment by the obligors of such trade receivables (together with any financing statements authorized by such obligors describing the collateral securing such trade receivables) pursuant to such Permitted Receivables Transactions; and

(m)         Liens securing other Indebtedness, provided that the aggregate amount of all liabilities, including any Indebtedness, of the Company and its Subsidiaries secured by all Liens permitted in subsections (k), (l) and (m), when added (without duplication) to the aggregate outstanding amount of Indebtedness of the Subsidiaries of the Company permitted under Section 8.1(b) and Indebtedness with respect to Permitted Receivables Transactions, shall not exceed 15% of Consolidated Tangible Assets at any time.

“Permitted Receivables Transaction” means any sale or sales of, and/or securitization of, any accounts receivable of the Company and/or any of its Subsidiaries (the “Receivables”) pursuant to which (a) the Company and its Subsidiaries realize aggregate net proceeds of not more than $750,000,000 at any one time outstanding, including, without limitation, any revolving purchase(s) of Receivables where the maximum aggregate uncollected purchase price (exclusive of any deferred purchase price) for such Receivables at any time outstanding does not exceed $750,000,000, and (b) which Receivables shall not be discounted more than 25%.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, trust, unincorporated association, business, or other legal entity, and any government or any governmental agency or political subdivision thereof.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a pension plan), maintained for employees of the Company or any ERISA Affiliate or any such Plan to which the Company or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Pricing Table”

Level	Senior Public Debt Rating	Applicable Facility Fee Rate	Applicable Base Rate	Applicable Eurocurrency Rate
1	Greater than or equal to A by Standard & Poor’s or A2 by Moody’s	0.125% per annum	0.000% per annum	1.000% per annum
2	A- by Standard & Poor’s or A3 by Moody’s	0.150% per annum	0.225% per annum	1.225% per annum
3	Less than or equal to BBB+ by Standard & Poor’s or Baa1 by Moody’s	0.200% per annum	0.300% per annum	1.300% per annum

The applicable rates charged for any day shall be determined by the higher Senior Public Debt Rating in effect as of that day, provided that if the higher Senior Public Debt Rating is more than one level higher than the lower Senior Public Debt Rating, the applicable rate shall be set at one level below the higher Senior Public Debt Rating. If the Company does not have any Senior Public Debt Rating, Pricing Level 3 shall apply. For purposes of each of the rates set forth in the table above such rates shall be the applicable rate per annum determined as of the day of receipt by the Administrative Agent from the Company of evidence satisfactory to the Administrative Agent of the then-applicable Senior Public Debt Rating. Initially, the Pricing Level as of the Effective Date shall be Pricing Level 2. Thereafter, each change in the Pricing Level resulting from a publicly announced change in the Senior Public Debt Rating shall be effective during the period commencing on the date of delivery by the Company to the Administrative Agent of notice thereof pursuant to Section 7.4 (or, if earlier, on the date that the Administrative Agent becomes aware of such public announcement) and ending on the date immediately preceding the effective date of the next such change.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“RCRA” has the meaning set forth in Section 6.15(a).

“Real Property” means all real property heretofore, now, or hereafter owned, operated, or leased by the Company or any of its Subsidiaries.

“Receivables Subsidiary” means any special purpose, bankruptcy-remote Subsidiary of the Company that purchases, on a revolving basis, receivables generated by the Company or any of its Subsidiaries pursuant to a Permitted Receivables Transaction.

“Recipient” means the Administrative Agent, any Bank, or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

“Release” shall have the meaning specified in CERCLA and the term “Disposal” (or “Disposed”) shall have the meaning specified in the RCRA and regulations promulgated thereunder; provided, that in the event either CERCLA or RCRA is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply as of the effective date of such amendment and provided further, to the extent that the laws of Canada or a state, province, territory or other political subdivision thereof wherein the property lies establish a meaning for “Release” or “Disposal” which is broader than specified in either CERCLA, or RCRA, such broader meaning shall apply to the Company’s or any of its Subsidiaries’ activities in that state, province, territory or political subdivision.

“Relevant Governmental Body”. The Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Replacement Bank” has the meaning set forth in Section 2.18.

“Replacement Notice” has the meaning set forth in Section 2.18.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Revolving Credit Exposure” means as to any Bank at any time, the aggregate Outstanding Amount at such time of its Loans.

“Sanction(s)” means any economic or trade sanctions administered or enforced by the United States Government (including without limitation, OFAC and the U.S. Department of State), the Canadian Government, the United Nations Security Council, the European Union, Her Majesty’s Treasury (“HMT”) or other relevant sanctions authority.

“Senior Public Debt Rating” means the ratings of the Company’s public unsecured long-term senior debt, without third party credit enhancement, issued by Moody’s or Standard & Poor’s.

“Significant Subsidiary” means at any time, a Subsidiary that at such time meets the definition of “significant subsidiary” contained in Regulation S-X of the Securities and Exchange Commission as in effect on the date hereof, but as if each reference in said definition to the figure “10 percent” were a reference to the figure “3 percent”. References in this Agreement to a “Significant Subsidiary” refer to a Significant Subsidiary of the Company, unless the context in which such term is used clearly requires otherwise.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator) on the Federal Reserve Bank of New York’s Website.

“Standard & Poor’s” is Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc., and any successor thereto.

“Subsidiary” means as to any Person, any corporation, association, trust, or other business entity of which such Person shall at any time own, directly or indirectly, at least a majority of the outstanding capital stock or other interest entitled to vote generally and whose financial results are required to be consolidated with the financial results of the designated parent in accordance with GAAP. Unless otherwise specified herein or the context otherwise requires, any reference herein to a Subsidiary shall be deemed to refer to a Subsidiary of the Company.

“Swap Contracts” means all obligations in respect of interest rate, currency or commodity exchange, forward, swap, or futures contracts or similar transactions or arrangements entered into to protect or hedge the Company and its Subsidiaries against interest rate, exchange rate or commodity price risks or exposure, or to lower or diversify their funding costs.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan Maturity Date” means, following the Company’s election of the Term-Out option in accordance with Section 2.15, the date that is one year after the Maturity Date.

“Term Loans” has the meaning set forth in Section 2.15.

“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Term-Out” means the conversion of Loans into Term Loans, as provided in Section 2.15.

“Term-Out Effective Date” means the proposed effective date of the Term-Out, as identified in the Term-Out Notice, provided that such date shall not be any later than the Maturity Date.

“Term-Out Notice” means a written request by the Company to elect the Term-Out option in accordance with Section 2.15.

“Terminated Plans” means The Waste Management, Inc. Pension Plan and The Waste Management of Alameda County, Inc. Retirement Plan.

“Total Commitment” means the Commitments of all the Banks. Initially $3,000,000,000, as such amount may be reduced in accordance with the terms hereof, or, if such Total Commitment has been terminated pursuant to Section 2.3.1 or Section 12.2 hereof, zero.

“Total Debt” means the sum, without duplication, of all (a) Indebtedness of the Company and its Subsidiaries on a consolidated basis under subsections (a) through (h) of the definition of “Indebtedness” (provided, however, that Indebtedness with respect to Permitted Receivables Transactions shall not be included in such calculation), plus (b) non-contingent reimbursement obligations of the Company and its Subsidiaries with respect to drawings under any letters of credit.

“Type” means when used in reference to any Loan, refers to whether the rate of interest on such Loan is determined by reference to the Eurocurrency Rate or the Base Rate.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 3.1.5(b)(ii).

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

“USA PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2          Rules of Interpretation.

(a)          Unless otherwise noted, a reference to any document or agreement (including this Agreement) shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Agreement.

(b)          The singular includes the plural and the plural includes the singular.

(c)          A reference to any law includes any amendment or modification to such law.

(d)          A reference to any Person includes its permitted successors and permitted assigns.

(e)          Accounting terms capitalized but not otherwise defined herein have the meanings assigned to them by generally accepted accounting principles applied on a consistent basis by the accounting entity to which they refer.

(f)           The words “include”, “includes” and “including” are not limiting.

(g)          All terms not specifically defined herein or by generally accepted accounting principles, which terms are defined in the Uniform Commercial Code as in effect in the State of New York, have the meanings assigned to them therein.

(h)          Reference to a particular “§” refers to that section of this Agreement unless otherwise indicated.

(i)           The words “herein”, “hereof”, “hereunder” and words of like import shall refer to this Agreement as a whole and not to any particular section or subdivision of this Agreement.

(j)           Any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

1.3          Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurocurrency Loan”).

1.4          [Reserved.]

1.5          Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

2.            THE LOAN FACILITIES.

2.1          Loans

. Subject to the terms and conditions set forth herein, each Bank severally agrees to make loans (each such loan, a “Loan”) to the Company in Dollars from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Bank’s Commitment; provided, however, that after giving effect to any Borrowing, (i) the Outstanding Amount shall not exceed the Total Commitments and (ii) the Revolving Credit Exposure of any Bank shall not exceed such Bank’s Commitment. Within the limits of each Bank’s Commitment, and subject to the other terms and conditions hereof, the Company may borrow under this Section 2.1, prepay under Section 2.7, and re-borrow under this Section 2.1. Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.

2.2          Fees. In addition to certain fees described herein:

2.2.1       Facility Fee. The Company shall pay to the Administrative Agent for the account of each Bank in accordance with its Commitment Percentage, a facility fee (the “Facility Fee”) in Dollars equal to the Applicable Rate times the actual daily amount of the Total Commitments (or, if the Total Commitments have terminated, on the Outstanding Amount of all Loans), regardless of usage, subject to adjustment as provided in Section 2.17. The Facility Fee shall accrue at all times during the Availability Period (and thereafter so long as any Loans remain outstanding), including at any time during which one or more of the conditions in Sections 10 or 11 is not met, and shall be due and payable quarterly in arrears on the first Business Day of each calendar quarter for the immediately preceding calendar quarter commencing with the first such date to occur after the Effective Date, and on the last day of the Availability Period (and, if applicable, thereafter on demand). The Facility Fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

2.2.2       Other Fees. The Company shall pay to (a) the Lead Arrangers and the Administrative Agent for their own respective accounts, in Dollars, fees in the amounts and at the times specified in the fee letters between the Company and the Lead Arrangers and (b) the Banks, in Dollars, such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.3          Reduction of Total Commitment.

2.3.1       The Company shall have the right at any time and from time to time upon three Business Days’ prior written notice to the Administrative Agent to reduce by $25,000,000 or a greater amount, or terminate entirely, the Total Commitment, whereupon each Bank’s Commitment shall be reduced pro rata in accordance with such Bank’s Commitment Percentage of the amount specified in such notice or, as the case may be, terminated; provided that at no time may the Total Commitment be reduced to an amount less than all Loans then outstanding.

2.3.2       No reduction or termination of the Total Commitment once made may be revoked; the portion of the Total Commitment reduced or terminated may not be reinstated; and amounts in respect of such reduced or terminated portion may not be re-borrowed; provided that, a notice of termination of the Total Commitment may state that such notice is conditioned upon the effectiveness of other credit facilities or any incurrence or issuance of debt or equity or the occurrence of any other transaction, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

2.3.3       The Administrative Agent will notify the Banks promptly after receiving any notice delivered by the Company pursuant to this Section 2.3 and will distribute to each Bank a revised Schedule 1 to this Agreement.

2.4          Borrowings, Conversions and Continuations of Loans.

2.4.1       Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the Company’s irrevocable notice to the Administrative Agent, which may be given by (A) telephone or (B) a Loan Notice; provided that any telephonic notice must be confirmed immediately by delivery to the Administrative Agent of a Loan Notice. Each such Loan Notice must be received by the Administrative Agent not later than (x) 11:00 a.m. three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurocurrency Rate Loans or of any conversion of Eurocurrency Rate Loans to Base Rate Loans and (y) 1:00 p.m. on the requested date of any Borrowing of Base Rate Loans. Each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans shall be in a principal amount of $10,000,000 or a whole multiple of $1,000,000 in excess thereof. Each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $500,000 in excess thereof. Each Loan Notice shall specify (i) whether the Company is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted and (v) if applicable, the duration of the Interest Period with respect thereto. If the Company fails to specify a Type of Loan in a Loan Notice or if the Company fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans. If the Company requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

2.4.2       Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Bank of the amount of its Commitment Percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Company, the Administrative Agent shall notify each Bank of the details of any automatic conversion to Base Rate as described in the preceding subsection. In the case of a Borrowing, each Bank shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 3:00 p.m. on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 11 (and, if such Borrowing is the initial Borrowing, Section 10), the Administrative Agent shall make all funds so received available to the Company in like funds as received by the Administrative Agent either by (i) crediting the account of the Company on the books of Mizuho Bank with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Company.

2.4.3       Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurocurrency Rate Loans without the consent of the Administrative Agent.

2.4.4       The Administrative Agent shall promptly notify the Company and the Banks of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate.

2.4.5       After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten Interest Periods in effect with respect to Loans.

2.4.6       Notwithstanding anything to the contrary in this Agreement, any Bank may exchange, continue or rollover all of the portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Company, the Administrative Agent, and such Bank.

2.5          [Reserved.]

2.6          [Reserved.]

2.7          Prepayments. The Company may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (i) such notice must be in a form reasonably acceptable to the Administrative Agent and be received by the Administrative Agent not later than (x) 11:00 a.m. (A) three Business Days prior to any date of prepayment of Eurocurrency Rate Loans and (y) 1:00 pm on the date of prepayment of Base Rate Loans; and (ii) any prepayment of Eurocurrency Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $500,000 in excess thereof, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurocurrency Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Bank of its receipt of each such notice, and of the amount of such Bank’s Commitment Percentage of such prepayment. If such notice is given by the Company, the Company shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided that, a notice of prepayment of all or any part of the outstanding Loans may state that such notice is conditioned upon the effectiveness of other credit facilities or any incurrence or issuance of debt or equity or the occurrence of any other transaction, in which case such notice may be revoked, subject to Section 3.5, by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.5. Subject to Section 2.17, each such prepayment shall be applied to the Loans of the Banks in accordance with their respective Commitment Percentages.

2.8          Repayment of Loans. Unless the Term-Out option has been exercised in accordance with Section 2.15, the Company shall repay to the Banks on the Maturity Date the aggregate principal amount of Loans outstanding on such date, together with accrued interest thereon. Any Term Loan shall mature, and the principal amount thereof shall be due and payable, together with accrued interest thereon, on the Term Loan Maturity Date.

2.9          Interest.

2.9.1       Subject to the provisions of subsection 2.9.2(b) below, (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate for Eurocurrency Rate Loans and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for Base Rate Loans.

2.9.2       (a) If any amount of principal and interest of any Loan is not paid when due (without regard to any applicable grace periods) or any other amounts due hereunder or under any of the other Loan Documents are not paid when due, whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable laws.

(b)          If any amount (other than principal of any Loan) payable by the Company under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Majority Banks, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable laws.

(c)          Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

2.9.3       Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.10        Computation of Interest and Fees. All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurocurrency Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12.1, bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.11        Evidence of Debt. The Borrowings made by each Bank shall be evidenced by one or more accounts or records maintained by such Bank in the ordinary course of business. The Administrative Agent shall maintain the Register in accordance with Section 20. The accounts or records maintained by each Bank shall be conclusive absent manifest error of the amount of the Borrowings made by the Banks to the Company and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Company hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Bank and the Register, the Register shall control in the absence of manifest error. Upon the request of any Bank to the Company made through the Administrative Agent, the Company shall execute and deliver to such Bank (through the Administrative Agent) a Note, which shall evidence such Bank’s Loans to the Company in addition to such accounts or records. Each Bank may attach schedules to a Note and endorse thereon the date, Type (if applicable), amount, currency and maturity of its Loans and payments with respect thereto.

2.12        Payments Generally; Administrative Agent’s Clawback.

2.12.1     General. All payments to be made by the Company shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Company hereunder shall be made to the Administrative Agent, for the account of the respective Banks to which such payment is owed, at the applicable Administrative Agent’s Office in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Bank its Commitment Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Bank’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Company shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

2.12.2     (a) Funding by Banks; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Bank prior to the proposed date of any Borrowing of Eurocurrency Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 2:00 p.m. on the date of such Borrowing) that such Bank will not make available to the Administrative Agent such Bank’s share of such Borrowing, the Administrative Agent may assume that such Bank has made such share available on such date in accordance with Section 2.4 (or, in the case of a Borrowing of Base Rate Loans, that such Bank has made such share available in accordance with and at the time required by Section 2.4) and may, in reliance upon such assumption, make available to the Company a corresponding amount. In such event, if a Bank has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Bank and the Company severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Company to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Bank, the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Company, the interest rate applicable to Base Rate Loans. If the Company and such Bank shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Company the amount of such interest paid by the Company for such period. If such Bank pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Bank’s Loan included in such Borrowing. Any payment by the Company shall be without prejudice to any claim the Company may have against a Bank that shall have failed to make such payment to the Administrative Agent.

(b)          Payments by Company; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Company prior to the date on which any payment is due to the Administrative Agent for the account of the Banks hereunder that the Company will not make such payment, the Administrative Agent may assume that the Company has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Banks, as the case may be, the amount due. In such event, if the Company has not in fact made such payment, then each of the Banks severally agree to repay to the Administrative Agent forthwith on demand the amount so distributed to such Bank, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.

A notice of the Administrative Agent to any Bank or the Company with respect to any amount owing under this Section 2.12.2 shall be conclusive, absent manifest error.

2.12.3     Failure to Satisfy Conditions Precedent. If any Bank makes available to the Administrative Agent funds for any Loan to be made by such Bank to the Company as provided in the foregoing provisions of this Section 2, and such funds are not made available to the Company by the Administrative Agent because the conditions to the applicable Borrowing set forth in Sections 10 and 11 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Bank) to such Bank, without interest.

2.12.4     Obligations of Banks Several. The obligations of the Banks hereunder to make Loans and to make payments pursuant to Section 15.5 are several and not joint. The failure of any Bank to make any Loan or to make any payment under Section 15.5 on any date required hereunder shall not relieve any other Bank of its corresponding obligation to do so on such date, and no Bank shall be responsible for the failure of any other Bank to so make its Loan or to make its payment under Section 15.5.

2.12.5     Funding Source. Nothing herein shall be deemed to obligate any Bank to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Bank that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13        Sharing of Payments by Banks. If any Bank shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, held by it resulting in such Bank’s receiving payment of a proportion of the aggregate amount of such Loans and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Bank receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans of the other Banks, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Banks ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(a)          if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(b)          the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of the Company pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Bank) or (y) any payment obtained by a Bank as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than an assignment to the Company or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Bank acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Bank were a direct creditor of such Loan Party in the amount of such participation.

2.14        [Reserved.]

2.15        Term-Out Option.

2.15.1     Provided no Default or Event of Default has occurred and is continuing, the Company may, by irrevocable written notice to the Administrative Agent (who shall promptly notify each of the Banks) not less than fifteen days prior to the Maturity Date, elect to have the entire principal amount of the Loans outstanding on the Maturity Date converted into non-revolving term loans (the “Term Loans”), which Term Loans shall be due and payable on the Term Loan Maturity Date; provided that the Company may exercise the Term-Out only once during the term of this Agreement.

2.15.1     Upon the effectiveness of the Term-Out, the Commitments shall be permanently terminated. All Loans converted into Term Loans pursuant to this Section 2.15 shall continue to constitute Loans except that the Company may not reborrow after all or any portion of such Loan have been repaid. As a condition precedent to the Term-Out, the Company shall deliver to the Administrative Agent a Term-Out Notice signed by an authorized officer of the Company, identifying the Term-Out Effective Date and confirming that immediately before and after giving effect to the Term-Out: (i) each of the representations and warranties of the Company and the Guarantor (as applicable) contained in this Agreement or in any document or instrument delivered pursuant to or in connection with this Agreement, other than the representation and warranty in Section 6.5 hereof, is true as of the Term-Out Effective Date, with the same effect as if made at and as of the Term-Out Effective Date (except to the extent of changes resulting from transactions contemplated or permitted by this Agreement and changes occurring in the ordinary course of business which either individually or in the aggregate do not result in a Material Adverse Effect, and to the extent that such representations and warranties relate expressly and solely to an earlier date) and (ii) no Default or Event of Default has occurred and is continuing or would result from the Term-Out. The Company agrees to pay to the Administrative Agent for the account of each Bank whose Loans are being converted to Term Loans a one-time Term-Out fee equal to 0.75% of the outstanding principal amount of such Bank’s Loans so converted, which shall be due and payable on the Term-Out Effective Date. The Company hereby agrees to pay any and all costs (if any) incurred by the Administrative Agent in connection with the exercise of the Term-Out.

2.16        [Reserved.]

2.17        Defaulting Banks.

2.17.1     Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Bank becomes a Defaulting Bank, then, until such time as that Bank is no longer a Defaulting Bank, to the extent permitted by applicable law:

(a)          Waivers and Amendments. Such Defaulting Bank’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Majority Banks” and Section 15.9.

(b)          Defaulting Bank Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Bank (whether voluntary or mandatory, at maturity, pursuant to Section 12 or otherwise) or received by the Administrative Agent from a Defaulting Bank pursuant to Section 13 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Bank to the Administrative Agent hereunder; second, as the Company may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Bank has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Company, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Bank’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Banks as a result of any judgment of a court of competent jurisdiction obtained by any Bank against such Defaulting Bank as a result of such Defaulting Bank’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Company as a result of any judgment of a court of competent jurisdiction obtained by the Company against such Defaulting Bank as a result of such Defaulting Bank’s breach of its obligations under this Agreement; and sixth, to such Defaulting Bank or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Bank has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 11 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Banks on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Bank until such time as all Loans are held by the Banks pro rata in accordance with the Commitments hereunder. Any payments, prepayments or other amounts paid or payable to a Defaulting Bank that are applied (or held) to pay amounts owed by a Defaulting Bank shall be deemed paid to and redirected by such Defaulting Bank, and each Bank irrevocably consents hereto.

(c)          Certain Fees. Each Defaulting Bank shall be entitled to receive fees payable under Section 2.2.1 for any period during which that Bank is a Defaulting Bank only to extent allocable to the Outstanding Amount of the Loans funded by it.

2.17.2     Defaulting Bank Cure. If the Company and the Administrative Agent agree in writing that a Bank is no longer a Defaulting Bank, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Bank will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Banks or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Banks in accordance with their Commitment Percentages (whereupon such Bank will cease to be a Defaulting Bank); provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Company while that Bank was a Defaulting Bank; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Bank to Bank will constitute a waiver or release of any claim of any party hereunder arising from that Bank’s having been a Defaulting Bank.

2.18        Replacement of Banks; Termination of Commitments. If any Bank (an “Affected Bank”) (i) makes demand upon the Company for (or if the Company is otherwise required to pay) amounts pursuant to Sections 3.4.1 or 3.4.2, (ii) is unable to make or maintain Eurocurrency Loans as a result of a condition described in Sections 3.2 or 3.3, (iii) is a Defaulting Bank, or (iv) is a Non-Consenting Bank (as defined below), the Company may, within 90 days of receipt of such demand, notice (or the occurrence of such other event causing the Company to be required to pay such compensation or causing Sections 3.2 or 3.3 to be applicable), default or approval of such amendment, waiver or consent by the Majority Banks, as the case may be, by notice (a “Replacement Notice”) in writing to the Administrative Agent and such Affected Bank (A) request the Affected Bank to cooperate with the Company in obtaining a replacement bank satisfactory to the Administrative Agent and the Company (the “Replacement Bank”) as provided herein, but none of such Banks shall be under an obligation to find a Replacement Bank; (B) request the non-Affected Banks to acquire and assume all of the Affected Bank’s Loans and Commitment as provided herein, but none of such Banks shall be under an obligation to do so; (C) designate a Replacement Bank reasonably satisfactory to the Administrative Agent; or (D) so long as no Event of Default has occurred and is continuing, terminate the Commitments of such Bank as set forth below. If any satisfactory Replacement Bank shall be obtained, and/or any of the non-Affected Banks shall agree to acquire and assume all of the Affected Bank’s Loans and Commitment, then the Company may, upon notice to such Affected Bank and the Administrative Agent, require such Affected Bank to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 20), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Bank, if a Bank accepts such assignment), provided that:

(a)          the Company shall have paid to the Administrative Agent the assignment fee specified in Section 20 (to the extent not waived);

(b)          subject to the provisions in Section 2.17 with respect to any Defaulting Bank in the case of reallocation of payments to such Defaulting Bank for amounts described in clauses first, fourth and fifth of such Section 2.17, such Affected Bank shall have received payment of an amount equal to 100% of the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Sections 3.4.1, 3.4.2 and 3.5) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts);

(c)          in the case of any such assignment resulting from a claim for compensation under Sections 3.4.1 or 3.4.2, such assignment will result in a reduction in such compensation or payments thereafter; and

(d)          such assignment does not conflict with applicable law.

A Bank shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Bank or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply. Upon the effective date of such assignment, such Replacement Bank shall become a “Bank” for all purposes under this Agreement and the other Loan Documents.

If the Company elects to terminate the Commitments of a Bank in accordance with clause (d) above, all of the Commitments of such Bank shall be terminated immediately (with the Total Commitment reduced in a like amount on a non-pro rata basis) upon the later of (i) the date of the receipt by the Administrative Agent and such Bank of the Company’s written notice of such election and (ii) the date that the Company has repaid all outstanding principal of its Loans of such Bank, together with accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Sections 3.4 and 3.5) (which payments and credit support may be held and applied to the Loans, interest, fees and other obligations of such Bank on a non-pro rata basis with payments made to the other Banks, notwithstanding the provisions of Section 29 to the contrary); provided, that the Company may not terminate the Commitments of a Bank pursuant to this paragraph if, after giving effect to such termination and the repayment of Loans of such Bank required hereby, the outstanding principal amount of the Loans prior to or concurrently with such termination which would exceed the Total Commitment.

For the purposes of this Section 2.18, a “Non-Consenting Bank” means a Bank that fails to approve an amendment, waiver or consent requested by the Company pursuant to Section 15.9 that has received the written approval of not less than the Majority Banks but also requires the approval of such Bank.

3.            TAXES, YIELD PROTECTION AND ILLEGALITY.

3.1          Taxes.

3.1.1       Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(a)          Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable laws. If any applicable laws (as determined in the good faith discretion of the Administrative Agent) require the deduction or withholding of any Tax from any such payment by the Administrative Agent or a Loan Party, then the Administrative Agent or such Loan Party shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to Section 3.1.5) below.

(b)          If any Loan Party or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are reasonably determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to Section 3.1.5) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.1) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(c)          If any Loan Party or the Administrative Agent shall be required by any applicable laws other than the Code to withhold or deduct any Taxes from any payment, then (A) such Loan Party or the Administrative Agent, as required by such laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to Section 3.1.5 below, (B) such Loan Party or the Administrative Agent, to the extent required by such laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.1) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

3.1.2       Payment of Other Taxes by the Loan Parties. Without limiting the provisions of subsection 3.1.1(a) above, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

3.1.3       Tax Indemnifications.

(a)          Each of the Loan Parties shall, and does hereby, jointly and severally (except as otherwise provided below) indemnify each Recipient, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.1) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by a Bank (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Bank, shall be conclusive absent manifest error. Each of the Loan Parties shall, and does hereby, jointly and severally (except as otherwise provided below) indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Bank for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to Section 3.1.3(b) below.

(b)          Each Bank shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, (x) the Administrative Agent against any Indemnified Taxes attributable to such Bank (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Party to do so), (y) the Administrative Agent and the Loan Party, as applicable, against any Taxes attributable to such Bank’s failure to comply with the provisions of Section 20 relating to the maintenance of a Participant Register and (z) the Administrative Agent and the Loan Party, as applicable, against any Excluded Taxes attributable to such Bank that are payable or paid by the Administrative Agent or a Loan Party in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Bank by the Administrative Agent shall be conclusive absent manifest error. Each Bank hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Bank under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (b).

3.1.4       Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority as provided in this Section 3.1, the Company shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by laws to report such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

3.1.5       Status of Banks; Tax Documentation.

(a)          Any Bank that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Company and the Administrative Agent, at the time or times reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law or the taxing authorities of a jurisdiction pursuant to such applicable law or reasonably requested by the Company or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Bank, if reasonably requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Bank is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation either (A) set forth in Section 3.1.5(b)(i), (b)(ii) and (b)(iii), below or (B) required by applicable law other than the Code or the taxing authorities of the jurisdiction pursuant to such applicable law to comply with the requirements for exemption or reduction of withholding tax in that jurisdiction) shall not be required if in the Bank’s reasonable judgment such completion, execution or submission would subject such Bank to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Bank.

(b)          Without limiting the generality of the foregoing, in the event that the Company is a U.S. Person,

(i)           any Bank that is a U.S. Person shall deliver to the Company and the Administrative Agent on or prior to the date on which such Bank becomes a Bank under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Bank is exempt from U.S. federal backup withholding tax;

(ii)          any Foreign Bank shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Bank becomes a Bank under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), whichever of the following is applicable:

(A)         in the case of a Foreign Bank claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BENE (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BENE (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(B)          executed copies of IRS Form W-8ECI;

(C)          in the case of a Foreign Bank claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Bank is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Company within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BENE (or W-8BEN, as applicable); or

(D)         to the extent a Foreign Bank is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BENE (or W-8BEN, as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Bank is a partnership and one or more direct or indirect partners of such Foreign Bank are claiming the portfolio interest exemption, such Foreign Bank may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;

(iii)         any Foreign Bank shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Bank becomes a Bank under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Company or the Administrative Agent to determine the withholding or deduction required to be made; and

(iv)         if a payment made to a Bank under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Bank were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Bank shall deliver to the Company and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA and to determine that such Bank has complied with such Bank’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(c)          Each Bank agrees that if any form or certification it previously delivered pursuant to this Section 3.1 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Administrative Agent in writing of its legal inability to do so.

3.1.6       Treatment of Certain Refunds. Unless required by applicable laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Bank, or have any obligation to pay to any Bank, any refund of Taxes withheld or deducted from funds paid for the account of such Bank. If any Recipient determines that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 3.1, it shall pay to such Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by a Loan Party under this Section 3.1 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that each Loan Party, upon the request of the Recipient, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to such Loan Party pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.

3.1.7       Survival. Each party’s obligations under this Section 3.1 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Bank, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

3.2          Illegality. If any Bank determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Bank or its applicable Lending Office to perform any of its obligations hereunder or make, maintain or fund or charge interest with respect to any Borrowing or to determine or charge interest rates based upon the Eurocurrency Rate, or any Governmental Authority has imposed material restrictions on the authority of such Bank to purchase or sell, or to take deposits of, Dollars in the applicable interbank market, then, on notice thereof by such Bank to the Company through the Administrative Agent, (i) any obligation of such Bank to issue, make, maintain, fund or charge interest with respect to any such Borrowing or to make or continue Eurocurrency Rate Loans or to convert Base Rate Loans to Eurocurrency Rate Loans shall be suspended, and (ii) if such notice asserts the illegality of such Bank making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurocurrency Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Bank shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate, in each case until such Bank notifies the Administrative Agent and the Company that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Company shall, upon demand from such Bank (with a copy to the Administrative Agent), prepay or convert all Eurocurrency Rate Loans of such Bank to Base Rate Loans (the interest rate on which Base Rate Loans of such Bank shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Bank may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if such Bank may not lawfully continue to maintain such Eurocurrency Rate Loans and (y) if such notice asserts the illegality of such Bank determining or charging interest rates based upon the Eurocurrency Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Bank without reference to the Eurocurrency Rate component thereof until the Administrative Agent is advised in writing by such Bank that it is no longer illegal for such Bank to determine or charge interest rates based upon the Eurocurrency Rate. Upon any such prepayment or conversion, the Company shall also pay accrued interest on the amount so prepaid or converted.

3.3          Inability to Determine Rates.

3.3.1       Generally.

(a)          If for any reason in connection with any request for a Eurocurrency Rate Loan or a conversion to or continuation thereof, (i) the Administrative Agent determines that (A) Dollar deposits are not being offered to banks in the applicable interbank market for the applicable amount and Interest Period of such Eurocurrency Rate Loan, or (B)(x) adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan or in connection with an existing or proposed Base Rate Loan and (y) the circumstances described in Section 3.3.2 do not apply (in each case with respect to this clause (i), “Impacted Loans”), or (ii) the Administrative Agent or the Majority Banks determine that for any reason the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Banks of funding such Eurocurrency Rate Loan, the Administrative Agent will promptly so notify the Company and each Bank. Thereafter, (x) the obligation of the Banks to make or maintain Eurocurrency Rate Loans shall be suspended, (to the extent of the affected Eurocurrency Rate Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Eurocurrency Rate component of the Base Rate, the utilization of the Eurocurrency Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (or, in the case of a determination by the Majority Banks described in clause (ii) above, until the Administrative Agent upon the instruction of the Majority Banks) revokes such notice. Upon receipt of such notice, the Company may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans (to the extent of the affected Eurocurrency Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

(b)          Notwithstanding the foregoing, if the Administrative Agent has made the determination described in clause (a)(i) of this Section, the Administrative Agent, acting in a commercially reasonable manner and in consultation with the Company and the Majority Banks, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (1) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (a)(i) of the first sentence of this Section, (2) the Administrative Agent or the Majority Banks notify the Administrative Agent and the Company that such alternative interest rate does not adequately and fairly reflect the cost to such Banks of funding the Impacted Loans, or (3) any Bank determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Bank or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Bank to do any of the foregoing and provides the Administrative Agent and the Company written notice thereof.

3.3.2       Effect of Benchmark Transition Event.

(a)          Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Administrative Agent and the Company may amend this Agreement to replace LIBOR with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent has posted such proposed amendment to all Banks and the Company so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Banks comprising the Majority Banks. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Banks comprising the Majority Banks have delivered to the Administrative Agent written notice that such Majority Banks accept such amendment. No replacement of LIBOR with a Benchmark Replacement pursuant to this Section 3.3 will occur prior to the applicable Benchmark Transition Start Date.

(b)          Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right (subject to obtaining the Company's consent, which consent shall not be unreasonably withheld) to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(c)          Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Company and the Banks of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or Banks pursuant to this Section 3.3 including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their reasonable discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 3.3.

(d)          Benchmark Unavailability Period. Upon the Company’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Company may revoke any request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Company will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans. During any Benchmark Unavailability Period, the component of Base Rate based upon LIBOR will not be used in any determination of Base Rate.

3.4          Increased Costs.

3.4.1       Increased Costs Generally. If any Change in Law shall:

(a)          impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Bank;

(b)          subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(c)          impose on any Bank or any applicable interbank market any other condition, cost or expense affecting this Agreement or Eurocurrency Rate Loans made by such Bank;

and the result of any of the foregoing shall be to increase the cost to such Bank of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Bank hereunder (whether of principal, interest or any other amount) then, upon request of such Bank, the Company will pay to such Bank such additional amount or amounts as will compensate such Bank for such additional costs incurred or reduction suffered.

3.4.2       Capital Requirements. If any Bank determines that any Change in Law affecting such Bank or any Lending Office of such Bank or such Bank’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Bank’s capital or on the capital of such Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Bank or the Loans made by such Bank, to a level below that which such Bank or such Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Bank’s policies and the policies of such Bank’s holding company with respect to capital adequacy), then from time to time the Company will pay to such Bank, such additional amount or amounts as will compensate such Bank or such Bank’s holding company for any such reduction suffered.

3.4.3       Certificates for Reimbursement. A certificate of a Bank setting forth the amount or amounts necessary to compensate such Bank or its holding company, as the case may be, as specified in Sections 3.4.1 or 3.4.2 and delivered to the Company shall be conclusive absent manifest error. The Company shall pay such Bank the amount shown as due on any such certificate within 10 days after receipt thereof.

3.4.4       Delay in Requests. Failure or delay on the part of any Bank to demand compensation pursuant to the foregoing provisions of this Section 3.4 shall not constitute a waiver of such Bank’s right to demand such compensation, provided that the Company shall not be required to compensate a Bank pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Bank notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.5          Compensation for Losses. Upon demand of any Bank (with a copy to the Administrative Agent) from time to time, the Company shall promptly compensate such Bank for and hold such Bank harmless from any loss, cost or expense incurred by it as a result of:

3.5.1       any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

3.5.2       any failure by the Company (for a reason other than the failure of such Bank to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Company;

3.5.3       [Reserved]; or

3.5.4       any assignment of a Eurocurrency Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Company pursuant to Section 2.18;

including any loss of anticipated profits, any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract. The Company shall also pay any customary administrative fees charged by such Bank in connection with the foregoing.

For purposes of calculating amounts payable by the Company to the Banks under this Section 3.5, each Bank shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Rate used in determining the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the applicable interbank market for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.

3.6          Mitigation Obligations; Replacement of Banks.

3.6.1       Designation of a Different Lending Office. Each Bank may make any Borrowing to the Company through any Lending Office, provided that the exercise of this option shall not affect the obligation of the Company to repay the Borrowing in accordance with the terms of this Agreement. If any Bank requests compensation under Section 3.4, or requires the Company to pay any Indemnified Taxes or additional amounts to any Bank or any Governmental Authority for the account of any Bank pursuant to Section 3.1, or if any Bank gives a notice pursuant to Section 3.2, then at the request of the Company such Bank shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Bank, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 3.1 or 3.4, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.2, as applicable, and (ii) in each case, would not subject such Bank to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Bank. The Company hereby agrees to pay all reasonable costs and expenses incurred by any Bank in connection with any such designation or assignment.

3.6.2       Replacement of Banks. If any Bank requests compensation under Section 3.4, or if the Company is required to pay any Indemnified Taxes or additional amounts to any Bank or any Governmental Authority for the account of any Bank pursuant to Section 3.1 and, in each case, such Bank has declined or is unable to designate a different lending office in accordance with Section 3.6.1, the Company may replace such Bank in accordance with Section 2.18.

3.7          Survival. All obligations of the Loan Parties under this Section 3 shall survive termination of the Total Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.

4.            [RESERVED.]

5.            [RESERVED.]

6.            REPRESENTATIONS AND WARRANTIES. The Company (and the Guarantor, where applicable) represents and warrants to the Banks that:

6.1          Corporate Authority.

(a)          Incorporation; Good Standing. The Company and each Significant Subsidiary (i) is duly organized, validly existing and in good standing under the laws of its respective jurisdiction of formation, (ii) has all requisite corporate power to own its property and conduct its business as now conducted and as presently contemplated, and (iii) is in good standing and is duly authorized to do business in each jurisdiction in which its property or business as presently conducted or contemplated makes such qualification necessary, except where a failure to be so qualified could not reasonably be expected to have a Material Adverse Effect.

(b)          Authorization. The execution, delivery and performance of its Loan Documents and the transactions contemplated hereby and thereby (i) are within the corporate authority of the Company and the Guarantor, (ii) have been duly authorized by all necessary corporate proceedings on the part of the Company and the Guarantor, (iii) do not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which the Company or the Guarantor or any of their Subsidiaries is subject, (iv) do not contravene any judgment, order, writ, injunction, license or permit applicable to the Company, the Guarantor or any of their Subsidiaries so as to have a Material Adverse Effect, and (v) do not conflict with any provision of the corporate charter or bylaws of the Company, the Guarantor or any Significant Subsidiary or any agreement or other instrument binding upon the Company, the Guarantor or any Significant Subsidiaries, except for those conflicts with any such agreement or instrument which could not reasonably be expected to have a Material Adverse Effect.

(c)          Enforceability. The execution, delivery and performance of the Loan Documents by the Company and the Guarantor will result in valid and legally binding obligations of the Company and the Guarantor enforceable against them in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights generally and general principles of equity.

6.2          Governmental and Other Approvals. The execution, delivery and performance of the Loan Documents by the Company and the Guarantor and the consummation by the Company and the Guarantor of the transactions contemplated hereby and thereby do not require any approval or consent of, or filing with, any governmental agency or authority or other third party other than those already obtained and those required after the date hereof in connection with the Company’s performance of the covenants contained in Sections 7, 8 and 9 hereof.

6.3          Title to Properties; Leases. The Company and its Subsidiaries own all of the assets reflected in the consolidated balance sheet as at the Interim Balance Sheet Date or acquired since that date (except property and assets (a) operated under Capital Leases, (b) sold or otherwise disposed of in the ordinary course of business since that date, or (c) consolidated in accordance with variable entity guidance in FASB ASC 810), subject to no Liens except Permitted Liens.

6.4          Financial Statements; Solvency.

(a)          There have been furnished to the Banks consolidated balance sheets of the Company dated the Balance Sheet Date and consolidated statements of operations for the fiscal periods then ended, certified by the Accountants. In addition, there have been furnished to the Banks consolidated balance sheets of the Company and its Subsidiaries dated the Interim Balance Sheet Date and the related consolidated statements of operations for the fiscal quarter ending on the Interim Balance Sheet Date. All said balance sheets and statements of operations have been prepared in accordance with GAAP (but, in the case of any of such financial statements which are unaudited, only to the extent GAAP is applicable to interim unaudited reports), and fairly present, in all material respects, the financial condition of the Company and its Subsidiaries on a consolidated basis as at the close of business on the dates thereof and the results of operations for the periods then ended, subject, in the case of unaudited interim financial statements, to changes resulting from audit and normal year-end adjustments and to the absence of complete footnotes. There are no contingent liabilities of the Company and its Subsidiaries involving material amounts, known to the officers of the Company or the Guarantor, which have not been disclosed in said balance sheets and the related notes thereto or otherwise in writing to the Banks.

(b)          The Company on a consolidated basis (both before and after giving effect to the transactions contemplated by this Agreement) is solvent (i.e., it has assets having a fair value in excess of the amount required to pay its probable liabilities on its existing debts as they become absolute and matured) and has, and expects to have, the ability to pay its debts from time to time incurred in connection therewith as such debts mature.

6.5          No Material Changes, Etc. Since the Balance Sheet Date, there have been no material adverse changes in the consolidated financial condition, business, assets or liabilities (contingent or otherwise) of the Company and its Subsidiaries, taken as a whole, other than changes in the ordinary course of business which have not had a Material Adverse Effect, provided that the effects of the COVID-19 pandemic, as described in Part II, Item 1A. Risk Factors of the Company’s Form 10-Q for the fiscal quarter ended March 31, 2020, shall be disregarded for purposes of determining a Material Adverse Effect under clause (a) of such definition.

6.6          Franchises, Patents, Copyrights, Etc. The Company and each of its Subsidiaries possess all franchises, patents, copyrights, trademarks, trade names, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of their business substantially as now conducted (other than those the absence of which would not have a Material Adverse Effect) without known conflict with any rights of others other than a conflict which would not have a Material Adverse Effect.

6.7          Litigation. Except as set forth on Schedule 6.7 or in the Disclosure Documents, there are no actions, suits, proceedings or investigations of any kind pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries before any court, tribunal or administrative agency or board which, either in any case or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

6.8          No Materially Adverse Contracts, Etc. Neither Company nor any of its Subsidiaries is subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation which in the judgment of the Company’s or such Subsidiary’s officers has or could reasonably be expected in the future to have a Material Adverse Effect. Neither Company nor any of its Subsidiaries is a party to any contract or agreement which in the judgment of the Company’s or its Subsidiary’s officers has or could reasonably be expected to have any Material Adverse Effect, except as otherwise reflected in adequate reserves as required by GAAP.

6.9          Compliance with Other Instruments, Laws, Etc. Neither Company nor any of its Subsidiaries is (a) violating any provision of its charter documents or by-laws or (b) violating any agreement or instrument to which any of them may be subject or by which any of them or any of their properties may be bound or any decree, order, judgment, or any statute, license, rule or regulation, in a manner which could (in the case of such agreements or such instruments) reasonably be expected to result in a Material Adverse Effect.

6.10        Tax Status. The Company and its Subsidiaries have filed all federal, state, provincial and territorial income and all other tax returns, reports and declarations (or obtained extensions with respect thereto) required by applicable law to be filed by them (unless and only to the extent that the Company or such Subsidiary has set aside on its books provisions reasonably adequate for the payment of all unpaid and unreported taxes as required by GAAP); and have paid all taxes and other governmental assessments and charges (other than taxes, assessments and other governmental charges imposed by jurisdictions other than the United States, Canada or any political subdivision thereof which in the aggregate are not material to the financial condition, business or assets of the Company or such Subsidiary on an individual basis or of the Company and its Subsidiaries on a consolidated basis) that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith; and, as required by GAAP, have set aside on their books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. Except to the extent contested in the manner permitted in the preceding sentence, there are no unpaid taxes in any material amount claimed by the taxing authority of any jurisdiction to be due and owing by the Company or any of its Subsidiaries, nor do the officers of the Company or any Subsidiary know of any basis for any such claim.

6.11        No Event of Default. No Default or Event of Default has occurred hereunder and is continuing.

6.12        Investment Company Act. Neither Company nor any of its Subsidiaries is a “registered investment company”, or an “affiliated company” or a “principal underwriter” of a “registered investment company”, as such terms are defined in the Investment Company Act of 1940.

6.13        Absence of Financing Statements, Etc. Except as permitted by Section 8.1 of this Agreement, there is no Indebtedness senior to the Obligations, and except for Permitted Liens, there are no Liens, or any effective financing statement, security agreement, hypothec, chattel mortgage, real estate mortgage, debenture or other document filed or recorded with any filing records, registry, or other public office, which purports to cover, affect or give notice of any present or possible future Lien on any assets or property of the Company or any of its Subsidiaries or right thereunder.

6.14        Employee Benefit Plans.

6.14.1     In General. Except as could not reasonably be expected to have a Material Adverse Effect, each Employee Benefit Plan and Canadian Pension Plan has been maintained and operated in compliance with the provisions of all applicable laws (including, without limitation, in the case of each Employee Benefit Plan, ERISA and, to the extent applicable, the Code, and, in the case of any Canadian Pension Plan, all applicable Canadian laws). Promptly upon the request of any Bank or the Administrative Agent, the Company will furnish to the Administrative Agent the most recently completed annual report, Form 5500, with all required attachments, and actuarial statement required to be submitted under Section 103(d) of ERISA, with respect to each Guaranteed Pension Plan. Except as could not reasonably be expected to have a Material Adverse Effect, (i) each Canadian Pension Plan has received a confirmation of registration from the Canada Revenue Agency and, to the best knowledge of the Company, nothing has occurred which would prevent, or cause the loss of, such registration and (ii) each Loan Party and each Subsidiary has made all required contributions to each Canadian Pension Plan. The aggregate solvency deficiency for the Canadian Defined Benefit Pension Plans of the Company and each Subsidiary in existence on the Effective Date is not, and has not resulted and could not reasonably be expected to have a Material Adverse Effect.

6.14.2     Terminability of Welfare Plans. Except as could not reasonably be expected to have a Material Adverse Effect, (i) under each Employee Benefit Plan which is an employee welfare benefit plan within the meaning of Section 3(1) or Section 3(2)(B) of ERISA, no benefits are due unless the event giving rise to the benefit entitlement occurs prior to plan termination (except as required by Title 1, Part 6 of ERISA), and (ii) the Company or an ERISA Affiliate, as appropriate, may terminate each such employee welfare benefit plan at any time (or at any time subsequent to the expiration of any applicable bargaining agreement) in the discretion of the Company or such ERISA Affiliate without liability to the Company or any Subsidiary.

6.14.3     Guaranteed Pension Plans. Except as could not reasonably be expected to have a Material Adverse Effect: (a) each contribution required to be made to a Guaranteed Pension Plan, whether required to be made to avoid a violation of the minimum funding standards under Sections 412 and 430 of the Code, the notice or lien provisions of Section 303(k) or Section 4068 of ERISA, or otherwise, has been timely made; (b) no waiver of the minimum funding standards under Sections 412 and 430 of the Code or extension of amortization periods has been received with respect to any Guaranteed Pension Plan; (c) no liability to the PBGC (other than required insurance premiums, all of which have been paid) has been incurred by the Company or any ERISA Affiliate with respect to any Guaranteed Pension Plan (other than Terminated Plans) and there has not been any ERISA Reportable Event, or any other event or condition which presents a material risk of termination of any Guaranteed Pension Plan by the PBGC; and (d) other than with respect to the Terminated Plans, based on the latest valuation of each Guaranteed Pension Plan (which in each case occurred within twelve months of the date of this representation), and on the actuarial methods and assumptions employed for that valuation, each Guaranteed Pension Plan is in compliance with the minimum funding standards as set forth in Section 302 of ERISA and is not subject to any restrictions concerning (i) providing shutdown or similar benefits, (ii) amendments to increase benefits, (iii) paying lump sums or (iv) continuing to accrue benefits, as described by the Pension Protection Act of 2006.

6.14.4     Plan Assets. The Company represents and warrants as of the Effective Date that the Company is not and will not be using “plan assets” (within the meaning of 29 CFR §2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments.

6.14.5     Multiemployer Plans. Except for liabilities that have been discharged prior to the Effective Date or as to which accruals have been made in accordance with GAAP prior to the Effective Date as reflected in the Disclosure Documents or as could not reasonably be expected to have a Material Adverse Effect, neither Company nor any ERISA Affiliate has incurred any liability (including secondary liability) to any Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan under Section 4201 of ERISA or as a result of a sale of assets described in Section 4204 of ERISA. Neither Company nor any ERISA Affiliate has been notified that any Multiemployer Plan is insolvent under and within the meaning of Section 4245 of ERISA or that any Multiemployer Plan intends to terminate or has been terminated under Section 4041A of ERISA, except as could not reasonably be expected to have a Material Adverse Effect.

6.15        Environmental Compliance. The Company and its Subsidiaries have taken all steps that they have deemed reasonably necessary to investigate the past and present condition and usage of the Real Property and the operations conducted by the Company and its Subsidiaries and, based upon such diligent investigation, have determined that, except as set forth on Schedule 6.15 or in the Disclosure Documents:

(a)          Neither Company, any Significant Subsidiary, nor any operator of their properties, is in violation, or alleged violation, of any judgment, decree, order, law, permit, license, rule or regulation pertaining to environmental matters, including without limitation, those arising under the Resource Conservation and Recovery Act (“RCRA”), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended (“CERCLA”), the Superfund Amendments and Reauthorization Act of 1986, the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, the Canadian Environmental Protection Act, 1999, or any applicable international, federal, state, provincial, territorial or local statute, regulation, ordinance, order or decree relating to health, safety, waste transportation or disposal, or the environment (the “Environmental Laws”), which violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(b)          Except with respect to any such matters that could not reasonably be expected to have a Material Adverse Effect, neither Company nor any Significant Subsidiary has received notice from any third party including, without limitation: any Governmental Authority, (i) that any one of them has been identified by the United States Environmental Protection Agency (“EPA”) as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B; (ii) that any hazardous waste, as defined by 42 U.S.C. Section 6903(5), any hazardous substances as defined by 42 U.S.C. Section 9601(14), any pollutant or contaminant as defined by 42 U.S.C. Section 9601(33) or any toxic substance, oil or hazardous materials or other chemicals or substances regulated by any Environmental Laws, excluding household hazardous waste (“Hazardous Substances”), which any one of them has generated, transported or disposed of, has been found at any site at which a federal, state, provincial, territorial or local agency or other third party has conducted or has ordered that the Company or any Significant Subsidiaries conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (iii) that it is or shall be a named party to any claim, action, cause of action, complaint, legal or administrative proceeding arising out of any third party’s incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the Release of Hazardous Substances.

(c)          Except for those occurrences or situations that could not reasonably be expected to have a Material Adverse Effect, (i) no portion of the Real Property or other assets of the Company or any Significant Subsidiary has been used for the handling, processing, storage or disposal of Hazardous Substances except in accordance with applicable Environmental Laws; (ii) in the course of any activities conducted by the Company, any Significant Subsidiaries, or operators of the Real Property or other assets of the Company or any Significant Subsidiaries, no Hazardous Substances have been generated or are being used on such properties except in accordance with applicable Environmental Laws; (iii) there have been no unpermitted Releases or threatened Releases of Hazardous Substances on, upon, into or from the Real Property or other assets of the Company or any Significant Subsidiaries; and (iv) any Hazardous Substances that have been generated on the Real Property or other assets of the Company or any Significant Subsidiaries have been transported offsite only by carriers having an identification number issued by the EPA, treated or disposed of only by treatment or disposal facilities maintaining valid permits as required under applicable Environmental Laws, which transporters and facilities have been and are, to the Company’s knowledge, operating in compliance with such permits and applicable Environmental Laws.

6.16        Disclosure. No representation or warranty made by the Company or the Guarantor in this Agreement or in any agreement, instrument, document, certificate, or financial statement furnished to the Banks or the Administrative Agent by or on behalf of or at the request of the Company and the Guarantor in connection with any of the transactions contemplated by the Loan Documents contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein, taken as a whole, not misleading in light of the circumstances in which they are made.

6.17        Permits and Governmental Authority. All permits (other than those the absence of which could not reasonably be expected to have a Material Adverse Effect) required for the construction and operation of all landfills currently owned or operated by the Company or any Significant Subsidiaries have been obtained and remain in full force and effect and are not subject to any appeals or further proceedings or to any unsatisfied conditions that may allow material modification or revocation. Neither Company nor any of its Subsidiaries, nor, to the knowledge of the Company, the holder of such permits is in violation of any such permits, except for any violation which could not reasonably be expected to have a Material Adverse Effect.

6.18        Margin Stock. The Company is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Loans will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock in violation of Regulations T, U or X of the Board of Governors of the Federal Reserve System.

6.19        Sanctions. Neither Company, nor any of its Subsidiaries, nor, to the knowledge of the Company or any of its Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by any individual or entity that is (a) currently the subject or target of any Sanctions, (b) included on OFAC’s List of Specially Designated Nationals, the Canadian Sanctions List or HMT’s Consolidated List of Financial Sanctions Targets, or any similar list enforced by any other relevant sanctions authority or (c) located, organized or resident in a Designated Jurisdiction.

6.20        Anti-Corruption Laws; Sanctions. The Company and its Subsidiaries have conducted their businesses in compliance with all applicable Sanctions, the FCPA, the Corruption of Foreign Public Officials Act (Canada), the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions, and have instituted and maintained policies and procedures designed to promote and achieve compliance with such Sanctions, laws, regulations and rules.

6.21        Affected Financial Institutions; Beneficial Ownership Certification; Covered Entities. Neither the Company nor the Guarantor is an Affected Financial Institution. As of the Effective Date, the information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects. No Loan Party is a Covered Entity.

7.            AFFIRMATIVE COVENANTS OF THE company. The Company agrees that, so long as any Obligation is outstanding or the Banks have any obligation to make Loans, it shall, and shall cause its Subsidiaries (or, if so indicated below, cause only Significant Subsidiaries) to, comply with the following covenants:

7.1          Punctual Payment. The Company will duly and punctually pay or cause to be paid the principal of and interest on the Loans, fees and other amounts provided for in this Agreement and the other Loan Documents, all in accordance with the terms of this Agreement and such other Loan Documents.

7.2          Maintenance of U.S. Office. The Company will maintain its chief executive offices at Houston, Texas, or at such other place in the United States of America as the Company shall designate upon 30 days’ prior written notice to the Administrative Agent.

7.3          Records and Accounts. The Company will, and will cause each of its Subsidiaries to, keep true and accurate records and books of account in which full, true and correct entries will be made in accordance with GAAP and with the requirements of all regulatory authorities and maintain adequate accounts and reserves for all taxes (including income taxes), depreciation, depletion, obsolescence and amortization of its properties, all other contingencies, and all other proper reserves.

7.4          Financial Statements, Certificates and Information. The Company will deliver to the Banks:

(a)          as soon as practicable, but, in any event not later than 100 days after the end of each fiscal year of the Company, the consolidated balance sheet of the Company and its Subsidiaries as at the end of such year, consolidated statements of cash flows, and the related consolidated statements of operations, each setting forth in comparative form the figures for the previous fiscal year, all such consolidated financial statements to be in reasonable detail, prepared in accordance with GAAP and, with respect to the consolidated financial statements, certified by Ernst & Young LLP or by other nationally recognized independent auditors selected by the Company and reasonably satisfactory to the Administrative Agent (the “Accountants”). In addition, simultaneously therewith, the Company shall provide the Banks with a written statement from such Accountants to the effect that they have read a copy of this Agreement, and that, in making the examination necessary to said certification, they have obtained no knowledge of any Default or Event of Default, or, if such Accountants shall have obtained knowledge of any then existing Default or Event of Default they shall disclose in such statement any such Default or Event of Default;

(b)          as soon as practicable, but in any event not later than 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Company, copies of the consolidated balance sheet and statement of operations of the Company and its Subsidiaries as at the end of such quarter, subject to year-end adjustments, and the related consolidated statement of cash flows, all in reasonable detail and prepared in accordance with GAAP (to the extent GAAP is applicable to interim unaudited financial statements) with a certification by the principal financial or accounting officer of the Company (the “CFO” or the “CAO”) that the consolidated financial statements are prepared in accordance with GAAP (to the extent GAAP is applicable to interim unaudited financial statements) and fairly present, in all material respects, the consolidated financial condition of the Company and its Subsidiaries as at the close of business on the date thereof and the results of operations for the period then ended, subject to year-end adjustments and the exclusion of detailed footnotes;

(c)          simultaneously with the delivery of the financial statements referred to in (a) and (b) above, a certificate in the form of Exhibit C hereto (the “Compliance Certificate”) signed by the CFO or the CAO or the Company’s corporate treasurer, stating that the Company and its Subsidiaries are in compliance with the covenants contained in Sections 7, 8 and 9 hereof as of the end of the applicable period and setting forth in reasonable detail computations evidencing such compliance with respect to the covenants contained in Section 9 hereof and that no Default or Event of Default exists, provided that if the Company shall at the time of issuance of such Compliance Certificate or at any other time obtain knowledge of any Default or Event of Default, the Company shall include in such certificate or otherwise deliver forthwith to the Banks a certificate specifying the nature and period of existence thereof and what action the Company proposes to take with respect thereto;

(d)          promptly following the filing or mailing thereof, copies of all material documents of a financial nature filed with the Securities and Exchange Commission or sent to the Company’s and its Subsidiaries’ stockholders generally;

(e)          promptly following any request therefor, provide information and documentation reasonably requested by the Administrative Agent or any Bank for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the USA PATRIOT Act, the Canadian AML Acts and the Beneficial Ownership Regulation; and

(f)           from time to time such other financial data and other information as any of the Banks may reasonably request through the Administrative Agent.

In addition, the Company shall, promptly upon the issuance thereof, notify the Administrative Agent of any announcement by Moody’s or S&P (i) of any change in any Senior Public Debt Rating or (ii) that any Senior Public Debt Rating will be put on a “negative outlook” or “negative credit watch.”

The Company hereby authorizes each Bank to disclose any information obtained pursuant to this Agreement to all appropriate governmental regulatory authorities where required by law; provided, however, this authorization shall not be deemed to be a waiver of any rights to object to the disclosure by the Banks of any such information which the Company has or may have under the federal Right to Financial Privacy Act of 1978, as in effect from time to time, except as to matters specifically permitted therein.

7.5          Existence and Conduct of Business. The Company will, and will cause each Significant Subsidiary to, do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights and franchises; and effect and maintain its foreign qualifications (except where the failure of the Company or any Significant Subsidiary to remain so qualified could not reasonably be expected to have a Material Adverse Effect), licensing, domestication or authorization, except as any of the foregoing may be terminated by its Board of Directors in the exercise of its reasonable judgment; provided that such termination could not reasonably be expected to have a Material Adverse Effect. Neither Company nor any of its Subsidiaries will become obligated under any contract or binding arrangement which, at the time it was entered into, could reasonably be expected to have a Material Adverse Effect. The Company will, and will cause each of its Subsidiaries to, continue to engage primarily in any of the businesses now conducted by the Company and its Subsidiaries and in related, complementary or supplemental businesses, and any additional businesses acquired pursuant to the terms of Section 8.4(a) hereunder.

7.6          Maintenance of Properties. The Company will, and will cause each Significant Subsidiary to, cause all material properties used or useful in the conduct of their businesses to be maintained and kept in good condition, repair and working order (ordinary wear and tear excepted) and supplied with all necessary equipment and cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Company and the Significant Subsidiaries may be necessary so that the businesses carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that nothing in this Section shall prevent the Company or any of its Subsidiaries from discontinuing the operation and maintenance of any of its properties if such discontinuance is, in the judgment of the Company or such Subsidiary, desirable in the conduct of its or their business and which could not reasonably be expected to have a Material Adverse Effect.

7.7          Insurance. The Company will, and will cause its Subsidiaries to, maintain insurance of the kinds, covering the risks (other than risks arising out of or in any way connected with personal liability of any officers and directors thereof) and in the relative proportionate amounts usually carried by reasonable and prudent companies conducting businesses similar to that of the Company and its Subsidiaries, in amounts substantially similar to the existing coverage maintained by the Company and its Subsidiaries. Such insurance shall be with financially sound and reputable insurance companies (including captive insurance companies), funds or underwriters, or may be pursuant to self-insurance plans. In addition, the Company will furnish from time to time, upon the Administrative Agent’s request, a summary of the insurance coverage of the Company and its Subsidiaries, which summary shall be in form and substance satisfactory to the Administrative Agent and, if requested by the Administrative Agent, will furnish to the Administrative Agent copies of the applicable policies.

7.8          Taxes. The Company will, and will cause its Subsidiaries to, duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue, all taxes, assessments and other governmental charges imposed upon it and its real properties, sales and activities, or any part thereof, or upon the income or profits therefrom, as well as all claims for labor, materials, or supplies, which if unpaid might by law become a Lien upon any of its property; provided, however, that any such tax, assessment, charge, levy or claim need not be paid if the failure to do so (either individually, or in the aggregate for all such failures) could not reasonably be expected to have a Material Adverse Effect and the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and if the Company or such Subsidiary shall have set aside on its books adequate reserves with respect thereto as required by GAAP; and provided, further, that the Company or such Subsidiary will pay all such taxes, assessments, charges, levies or claims prior to the foreclosure on any Lien which may have attached as security therefor.

7.9          Inspection of Properties, Books and Contracts. The Company will, and will cause each Significant Subsidiary to, permit the Administrative Agent or any Bank or any of their designated representatives, upon reasonable notice, to visit and inspect any of the properties of the Company and the Significant Subsidiaries, to examine the books of account of the Company and the Significant Subsidiaries, or contracts (and to make copies thereof and extracts therefrom), and to discuss the affairs, finances and accounts of the Company and the Significant Subsidiaries with, and to be advised as to the same by, their officers, all at such times and intervals as may be reasonably requested.

7.10        Compliance with Laws, Contracts, Licenses and Permits; Maintenance of Material Licenses and Permits. The Company will, and will cause each Subsidiary to, (i) comply with the provisions of its charter documents and by-laws; (ii) comply with all agreements and instruments by which it or any of its properties may be bound except where non-compliance could not reasonably be expected to have a Material Adverse Effect; (iii) comply with all applicable laws and regulations (including Environmental Laws), decrees, orders, judgments, licenses and permits, including, without limitation, all environmental permits (“Applicable Requirements”), except where non-compliance with such Applicable Requirements could not reasonably be expected to have a Material Adverse Effect; (iv) maintain all operating permits for all landfills now owned or hereafter acquired, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (v) dispose of hazardous waste only at licensed disposal facilities operating, to the Company’s knowledge, in compliance with Environmental Laws, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect. If at any time any authorization, consent, approval, permit or license from any officer, agency or instrumentality of any government shall become necessary or required in order that the Company or any Significant Subsidiary may fulfill any of its obligations hereunder or under any other Loan Document, the Company will immediately take or cause to be taken all reasonable steps within the power of the Company or such Significant Subsidiary to obtain such authorization, consent, approval, permit or license and furnish the Banks with evidence thereof.

7.11        Environmental Indemnification. The Company covenants and agrees that it will indemnify and hold the Banks and the Administrative Agent and their respective affiliates, and each of the representatives, agents and officers of each of the foregoing, harmless from and against any and all claims, expense, damage, loss or liability incurred by the Banks or the Administrative Agent (including all reasonable costs of legal representation incurred by the Banks or the Administrative Agent) relating to (a) any Release or threatened Release of Hazardous Substances on the Real Property; (b) any violation of any Environmental Laws or Applicable Requirements with respect to conditions at the Real Property or other assets of the Company or its Subsidiaries, or the operations conducted thereon; or (c) the investigation or remediation of offsite locations at which the Company, any of its Subsidiaries, or their predecessors are alleged to have directly or indirectly Disposed of Hazardous Substances. It is expressly acknowledged by the Company that this covenant of indemnification shall survive the payment of the Loans and satisfaction of all other Obligations hereunder and shall inure to the benefit of the Banks, the Administrative Agent and their affiliates, successors and assigns.

7.12        Further Assurances. The Company and the Guarantor will cooperate with the Administrative Agent and execute such further instruments and documents as the Administrative Agent shall reasonably request to carry out to the Majority Banks’ satisfaction the transactions contemplated by this Agreement.

7.13        Notice of Potential Claims or Litigation. The Company shall deliver to the Banks written notice of the initiation of any action, claim, complaint, investigation or any other notice of dispute or litigation against the Company or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect, or which questions the validity or enforceability of any Loan Document, together with a copy of each such complaint or other notice received by the Company or any of its Subsidiaries if requested by the Administrative Agent within 30 days of receipt thereof or of the determination that such action could reasonably be expected to have a Material Adverse Effect, whichever occurs later (and the Company will make such determination in each case as promptly as practicable).

7.14        Notice of Certain Events Concerning Environmental Claims and/or ERISA Reportable Events. The Company will promptly, and in any event within 10 Business Days of the Company’s obtaining knowledge thereof, notify the Banks in writing of any of the following events:

(i)           the Company or any Significant Subsidiary obtaining knowledge of any violation of any Environmental Law regarding the Real Property or the Company’s or Subsidiary’s operations which violation could reasonably be expected to have a Material Adverse Effect;

(ii)          the Company or any Significant Subsidiary obtaining knowledge of any potential or known Release, or threat of Release, of any Hazardous Substance at, from, or into the Real Property which could reasonably be expected to have a Material Adverse Effect;

(iii)         the Company’s or any Significant Subsidiary’s receipt of any notice of any material violation of any Environmental Law or of any Release or threatened Release of Hazardous Substances, including a notice or claim of liability or potential responsibility from any third party (including any federal, state, provincial, territorial or local governmental officials) and including notice of any formal inquiry, proceeding, demand, investigation or other action with regard to (A) the Company’s, any Significant Subsidiary’s or any Person’s operation of the Real Property, (B) contamination on, from, or into the Real Property, or (C) investigation or remediation of offsite locations at which the Company, any Significant Subsidiary, or its predecessors are alleged to have directly or indirectly Disposed of Hazardous Substances, if any thereof could reasonably be expected to have a Material Adverse Effect;

(iv)         the Company or any Significant Subsidiary obtaining knowledge that any expense or loss has been incurred by any Governmental Authority in connection with the assessment, containment, removal or remediation of any Hazardous Substances with respect to which the Company or any Significant Subsidiary has been alleged to be liable by such Governmental Authority or for which a Lien may be imposed on the Real Property by such Governmental Authority, if any thereof could reasonably be expected to have a Material Adverse Effect;

(v)          the occurrence of any ERISA Reportable Event or any failure by any Loan Party or any Subsidiary to materially perform its obligations under a Canadian Pension Plan, in each case that could reasonably be expected to have a Material Adverse Effect; and

(vi)         of the acquisition, as a result of the consummation of an Acquisition permitted hereunder, of any Canadian Defined Benefit Pension Plan and copies of all documentation relating thereto and, thereafter, promptly after any request by the Administrative Agent or any Bank, copies of all actuarial valuation reports in respect thereof and in respect of any other Canadian Defined Benefit Pension Plans in existence on the Effective Date.

7.15        Notice of Default. The Company will promptly notify the Banks in writing of the occurrence of any Default or Event of Default. If any Person shall give any notice or take any other action in respect of a claimed default (whether or not constituting an Event of Default) under this Agreement or any other note, evidence of indebtedness, indenture or other obligation evidencing indebtedness in excess of $200,000,000 as to which the Company or any Significant Subsidiary is a party or obligor, whether as principal or surety, the Company shall promptly upon obtaining actual knowledge thereof give written notice thereof to the Banks, describing the notice of action and the nature of the claimed default.

7.16        Use of Proceeds. The proceeds of the Loans shall be used for general corporate purposes (including consummating Acquisitions and refinancing of Indebtedness) and to provide working capital. After application of the proceeds of any Loan, not more than 25% of the value of the assets (either of the Company only or of the Company and its Subsidiaries on a consolidated basis) that are subject to any restriction on sale, pledge, or disposal under this Agreement will be represented by “margin stock,” as defined in accordance with Regulation U issued by the Board of Governors of the Federal Reserve System, now or hereafter in effect.

7.17        Certain Transactions. Except as disclosed in the Disclosure Documents prior to the Effective Date, and except for arm’s length transactions pursuant to which the Company or any Subsidiary makes payments in the ordinary course of business, none of the officers, directors, or employees or any other affiliate of the Company or any Subsidiary are presently or shall be a party to any transaction with the Company or any Subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company or any Subsidiary, any corporation, partnership, trust or other entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

7.18        Anti-Corruption Laws. The Company shall and shall cause each of its Subsidiaries to conduct its businesses in compliance with the FCPA, the Corruption of Foreign Public Officials Act (Canada), the UK Bribery Act 2010, applicable Sanctions and other similar anti-corruption legislation in other jurisdictions and maintain policies and procedures designed to promote and achieve compliance with such laws and Sanctions.

8.            NEGATIVE COVENANTS OF THE company. The Company agrees that, so long as any Obligation is outstanding or the Banks have any obligation to make Loans, it shall, and shall cause its Subsidiaries (or, if so indicated below, cause only Significant Subsidiaries) to, comply with the following covenants:

8.1          Restrictions on Indebtedness. The Company will not permit any of its Subsidiaries (other than the Guarantor) to create, incur, assume, or be or remain liable, contingently or otherwise, with respect to any Indebtedness, or to become or be responsible in any manner (whether by agreement to purchase any obligations, stock, assets, goods or services, or to supply or advance any funds, assets, goods or services or otherwise) with respect to any Indebtedness, in each case, of any other Person other than the Company or any of its Subsidiaries, other than:

(a)          Indebtedness listed in Schedule 8.1(a), any extension, renewal or refinancing of such Indebtedness and any additional bonds issued and Capital Leases entered into from time to time after the Effective Date; provided that (i) if such Indebtedness is an extension, renewal or refinancing of existing Indebtedness, the terms and conditions of any such extensions, renewals or refinancings shall not increase the relative priority of such Indebtedness over the priority of the original Indebtedness, and (ii) in no event shall the aggregate outstanding principal amount of Indebtedness permitted by this Section 8.1(a) exceed the aggregate principal amount of the Indebtedness listed on Schedule 8.1(a) that is outstanding on the Effective Date (plus transaction costs, including premiums and fees, related thereto); and

(b)          other Indebtedness; provided that the sum (without duplication) of (i) the aggregate outstanding principal amount of Indebtedness permitted under this Section 8.1(b), plus (ii) the aggregate outstanding principal amount of secured Indebtedness of the Company and its Subsidiaries permitted under subsections (k), (l) and (m) of the definition of “Permitted Liens”, plus (iii) the aggregate amount of Indebtedness with respect to outstanding Permitted Receivables Transactions (determined in accordance with the proviso to the definition of “Indebtedness”), shall not exceed 15% of Consolidated Tangible Assets at any time.

8.2          Restrictions on Liens. The Company will not, and will cause its Subsidiaries not to, create or incur or suffer to be created or incurred or to exist any Lien of any kind upon any property or assets of any character, whether now owned or hereafter acquired, or upon the income or profits therefrom; or transfer any of such property or assets or the income or profits therefrom for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors; or acquire, or agree or have an option to acquire, any property or assets upon conditional sale or other title retention or purchase money security agreement, device or arrangement; or suffer to exist for a period of more than 30 days after the same shall have been incurred any Indebtedness or claim or demand against it which if unpaid might by law or upon bankruptcy or insolvency, or otherwise, be given any priority whatsoever over its general creditors; or sell, assign, pledge or otherwise transfer any accounts, contract rights, general intangibles or chattel paper, with or without recourse, in each case except for Permitted Liens.

The Company and the Guarantor covenant and agree that if any of them or any of their Subsidiaries shall create or incur any Lien upon any of their respective properties or assets, whether now owned or hereafter acquired, other than Permitted Liens (unless prior written consent shall have been obtained from the Majority Banks), the Company and the Guarantor will make or cause to be made effective provision whereby the Obligations and the Guaranteed Obligations will be secured by such Lien equally and ratably with any and all other Indebtedness thereby secured so long as such other Indebtedness shall be so secured; provided that the covenants of the Company and the Guarantor contained in this sentence shall only be in effect for so long as the Company or the Guarantor shall be similarly obligated under any other Indebtedness; provided, further, that an Event of Default shall occur for so long as such other Indebtedness becomes secured notwithstanding any actions taken by the Company or the Guarantor to ratably secure the Obligations and the Guaranteed Obligations hereunder.

8.3          [Reserved.]

8.4          Mergers, Consolidations, Sales.

(a)          Neither Company nor any Subsidiary shall be a party to any merger, amalgamation, consolidation, Division or exchange of stock unless the Company shall be the surviving entity with respect to any such transaction to which the Company is a party and the Guarantor shall be the survivor of any merger or amalgamation with any other Subsidiary or a Subsidiary shall be the surviving entity (and continue to be a Subsidiary) with respect to any such transactions to which one or more Subsidiaries is a party (and the conditions set forth below are satisfied), or purchase or otherwise acquire all or substantially all of the assets or stock of any class of, or any partnership, membership or joint venture or other interest in, any other Person except as otherwise provided in this Section 8.4. Notwithstanding the foregoing, the Company and its Subsidiaries may purchase or otherwise acquire all or substantially all of the assets or stock of any class of, or joint venture or other interest in, any Person if the following conditions have been met: (i) the proposed transaction will not otherwise create a Default or an Event of Default hereunder; and (ii) the business to be acquired predominantly involves (A) the collection, transfer, hauling, disposal or recycling of solid waste or thermal soil remediation, or (B) other lines of businesses currently engaged in, or related, associated, complementary or supplementary thereto, whether from an operational, business, financial, technical or administrative standpoint; provided that the Company or its Subsidiaries may purchase or otherwise acquire all or substantially all of the assets or stock of any class of, or any partnership, membership or joint venture or other interest in, any Persons in unrelated businesses, not to exceed a total aggregate amount after the Effective Date of $400,000,000. Notwithstanding anything herein to the contrary, the ability of the Subsidiaries of the Company to incur any Indebtedness in connection with any transaction permitted pursuant to this Section 8.4 shall be governed by Section 8.1.

(b)          Neither Company nor any Subsidiary shall sell, transfer, convey or lease any assets or group of assets, including the sale or transfer of any property owned by the Company or any Subsidiary in order then or thereafter to lease such property or lease other property which the Company or any Subsidiary intends to use for substantially the same purpose as the property being sold or transferred, or sell or assign, with or without recourse, any receivables, except (i) transfers of real or personal property among Subsidiaries of the Company, (ii) so long as no Default or Event of Default has occurred and is continuing, or would result therefrom, sales of assets or pursuant to a sale-leaseback transaction; provided that any net cash proceeds from any such sale or sale-leaseback shall, within 180 days, either be used to pay down outstanding Loans under this Agreement or be reinvested by such Person in assets of the business of the Company and its Subsidiaries, used for working capital, or used for other general corporate purposes, (iii) sales of accounts receivable (and contract rights, general intangibles or chattel paper related thereto) more than 60 days past due sold or assigned in the ordinary course of collecting past due accounts, or (iv) pursuant to a Permitted Receivables Transaction.

8.5          [Reserved.]

8.6          Canadian Defined Benefit Pension Plans. Neither Company nor any Subsidiary will maintain, contribute to, or incur any liability or contingent liability in respect of a Canadian Defined Benefit Pension Plan, except (i) Canadian Defined Benefit Pension Plans in existence on the Effective Date, (ii) Canadian Defined Benefit Pension Plans which exist as a result of the consummation of an Acquisition permitted hereunder occurring after the Effective Date, and (iii) other Canadian Defined Benefit Pension Plans established after the Effective Date that could not reasonably be expected to have a Material Adverse Effect for all such plans established after the Effective Date.

8.7          Sanctions. Neither Company nor any of its Subsidiaries will, directly or indirectly, use the proceeds of any Loan, or (knowingly, in the case of any joint venture partner, individual or entity that is not a controlled Affiliate) lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to fund any activities of or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in any material violation by any individual or entity (including any individual or entity participating in the transaction, whether as Bank, Lead Arranger, Administrative Agent, or otherwise) of Sanctions or any applicable anti-money laundering and counter-terrorism financing provisions of The Bank Secrecy Act of 1970 (as amended) or any regulations issued pursuant to it.

8.8          Anti-Corruption Laws. Neither Company nor any of its Subsidiaries will, directly or indirectly knowingly (as such term is used in the FCPA (as defined below)) use the proceeds of any Loan for any purpose which would breach the FCPA, the Corruption of Foreign Public Officials Act (Canada), the UK Bribery Act 2010 or other similar legislation governing bribery or corruption, in each, case, as applicable to the Company or its Subsidiaries from time to time.

9.            FINANCIAL COVENANT. The Company agrees that, so long as any Obligation is outstanding or the Banks have any obligation to make Loans, it shall not permit, as of the end of any fiscal quarter of the Company, the ratio of (a) Total Debt to (b) EBITDA for the four fiscal quarters then ending (the “Leverage Ratio”) to exceed 3.75:1.00; provided that if an Acquisition permitted under this Agreement involving aggregate consideration in excess of $200,000,000 occurs during a fiscal quarter, the Company shall have the right to increase the maximum permitted Leverage Ratio required to be maintained under this Section 9 to 4.25:1.00 during the fiscal quarter in which such permitted Acquisition is consummated (the “Trigger Quarter”) and each of the following three fiscal quarters following the Trigger Quarter (such period, an “Elevated Leverage Ratio Period”) so long as there is at least one fiscal quarter end after the end of each Elevated Leverage Ratio Period at which the required Leverage Ratio is less than or equal to 3.75:1.00; provided that there shall be no more than two Elevated Leverage Ratio Periods during the term of this Agreement. Such election shall be made by the delivery of a written notice by the Company to the Administrative Agent making reference to this Section 9 and notifying the Administrative Agent of the Company’s exercise of this right on or prior to the date of the actual or required delivery of a Compliance Certificate for the Trigger Quarter.

10.          CONDITIONS PRECEDENT.

10.1        Conditions to Effectiveness. The effectiveness of this Agreement shall be subject to the satisfaction of each of the following conditions precedent:

10.1.1     Corporate Action. All corporate action necessary for the valid execution, delivery and performance by the Company and the Guarantor of the Loan Documents shall have been duly and effectively taken, and evidence thereof certified by authorized officers of the Company and the Guarantor and satisfactory to the Administrative Agent shall have been provided to the Banks.

10.1.2     Loan Documents, Etc. Each of the Loan Documents (including any Notes requested by Banks hereunder) and other documents listed on the closing agenda shall have been duly and properly authorized, executed and delivered by the respective parties thereto and shall be in full force and effect in a form satisfactory to the Majority Banks.

10.1.3     Certified Copies of Charter Documents. The Banks shall have received from the Company and the Guarantor, certified by a duly authorized officer of such Person to be true and complete on the Effective Date, (a) its charter or other incorporation documents, (b) its by-laws (or equivalent) and (c) good standing certificates and such foreign qualifications as may be reasonably requested by the Administrative Agent (which, in the case of the Company and the Guarantor, shall be limited to domestic good standing certificates from such Person’s jurisdiction of organization and foreign good standing certificates (or comparable certificates) for the State of Texas).

10.1.4     Incumbency Certificate. The Banks shall have received an incumbency certificate, dated as of the Effective Date, signed by duly authorized officers of the Company and the Guarantor giving the name and bearing a specimen signature of each individual who shall be authorized: (a) to sign the Loan Documents on behalf of the Company and the Guarantor; (b) to submit Loan Notices; and (c) to give notices and to take other action on the Company’s or the Guarantor’s behalf under the Loan Documents.

10.1.5     Opinion of Counsel. The Banks shall have received favorable legal opinions from the General Counsel - Securities & Governance of the Company and the Guarantor addressed to the Banks, dated the Effective Date, in form and substance satisfactory to the Administrative Agent, and a favorable legal opinion of Haynes and Boone, LLP, special New York counsel to the Administrative Agent, dated the Effective Date, as to the validity and binding effect of this Agreement.

10.1.6     Satisfactory Financial Condition. Other than as disclosed in the Disclosure Documents, no material adverse change shall have occurred in the financial condition, results of operations, business, properties or prospects of the Company and its Subsidiaries, taken as a whole, since the Balance Sheet Date, provided that the effects of the COVID-19 pandemic, as described in Part II, Item 1A. Risk Factors of the Company’s Form 10-Q for the fiscal quarter ended March 31, 2020, shall be disregarded for purposes of determining a Material Adverse Effect under clause (a) of such definition.

10.1.7     Payment of Closing Fees. The Company shall have paid the agreed-upon closing fees to the Administrative Agent and Banks.

10.1.8     Closing Certificate. The Company shall have delivered to the Administrative Agent a certificate, dated as of the Effective Date, stating that, as of such date (a) the representations and warranties set forth herein and in the other Loan Documents are true and correct, and (b) no Default or Event of Default has occurred and is continuing.

10.1.9     USA PATRIOT ACT/KYC Information.

(a)          Upon the reasonable request of any Bank made at least ten days prior to the Effective Date, the Company shall have provided to such Bank, and such Bank shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the USA PATRIOT Act and the Canadian AML Acts, in each case at least five days prior to the Effective Date.

(b)          At least five days prior to the Effective Date, if the Company qualifies as a “legal entity customer” under the Beneficial Ownership Regulation it shall deliver, to each Bank that so requests, a Beneficial Ownership Certification in relation to the Company.

Without limiting the generality of the provisions of the last paragraph of Section 15.2, for purposes of determining compliance with the conditions specified in this Section 10, each Bank that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Bank unless the Administrative Agent shall have received notice from such Bank prior to the proposed Effective Date specifying its objection thereto.

11.          CONDITIONS TO ALL LOANS. The obligations of the Banks to make or continue for an additional Interest Period in accordance with Section 2.4 any Loan at the time of and subsequent to the Effective Date is subject to the following conditions precedent:

11.1        Representations True. The Company shall have certified to the Administrative Agent and the Banks that each of the representations and warranties of the Company and the Guarantor (as applicable) contained in this Agreement or in any document or instrument delivered pursuant to or in connection with this Agreement, other than the representation and warranty in Section 6.5 hereof, is true as of the date as of which they were made and shall also be true at and as of the time of the making of such Loan, with the same effect as if made at and as of that time (except to the extent of changes resulting from transactions contemplated or permitted by this Agreement and changes occurring in the ordinary course of business which either individually or in the aggregate do not result in a Material Adverse Effect, and to the extent that such representations and warranties relate expressly and solely to an earlier date).

11.2        Performance; No Event of Default. The Company shall have performed and complied with all terms and conditions herein required to be performed or complied with by it prior to or at the time of the making of any Loan, and at the time of the making of any Loan there shall exist no Default or Event of Default or condition which would result in a Default or an Event of Default upon consummation of such Loan. Each request for a Loan shall constitute certification by the Company that the condition specified in this Section 11.2 will be duly satisfied on the date of such Loan.

11.3        Proceedings and Documents. All proceedings in connection with the transactions contemplated by this Agreement shall have been taken and all documents incident thereto shall have been delivered to the Banks as of the date of the making of any extension of credit in substance and in form satisfactory to the Banks, including without limitation a Loan Notice and the Banks shall have received all information and such counterpart originals or certified or other copies of such documents as the Banks may reasonably request.

12.          EVENTS OF DEFAULT; ACCELERATION; TERMINATION OF COMMITMENT.

12.1        Events of Default and Acceleration. If any of the following events (“Events of Default” or, if the giving of notice or the lapse of time or both is required, then, prior to such notice and/or lapse of time, “Defaults”) shall occur:

(a)          if the Company shall fail to pay any principal of the Loans when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

(b)          if the Company shall fail to pay any interest or fees or other amounts owing hereunder (other than those specified in subsection (a) above) within five Business Days after the same shall become due and payable whether at the Maturity Date, the Term Loan Maturity Date or any accelerated date of maturity or at any other date fixed for payment;

(c)          if the Company shall fail to comply with any of the covenants contained in Sections 7.4, 7.5, 7.15, 7.16, 8 and 9 hereof;

(d)          if the Company shall fail to perform any term, covenant or agreement contained herein or in any of the other Loan Documents (other than those specified in subsections (a), (b), and (c) above) and such failure shall not be remedied within 30 days after written notice of such failure shall have been given to the Company by the Administrative Agent or any of the Banks;

(e)          if any representation or warranty contained in this Agreement or in any document or instrument delivered pursuant to or in connection with this Agreement shall prove to have been false in any material respect upon the date when made or repeated;

(f)           if the Company or any of its Subsidiaries shall fail to pay when due, or within any applicable period of grace, any Indebtedness or obligations under Swap Contracts in an aggregate amount greater than $200,000,000, or fail to observe or perform any material term, covenant or agreement contained in any one or more agreements by which it is bound, evidencing or securing any Indebtedness or obligations under Swap Contracts in an aggregate amount greater than $200,000,000 for such period of time as would permit, or would have permitted (assuming the giving of appropriate notice if required) the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity thereof or terminate its commitment with respect thereto;

(g)          if the Company, the Guarantor or any Significant Subsidiary makes an assignment for the benefit of creditors, makes a proposal to its creditors or files notice of its intention to do so, institutes any other proceeding under applicable law seeking to adjudicate it a bankrupt or an insolvent, or seeking liquidation, dissolution, winding-up, reorganization, compromise, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of creditors, composition of it or its debts or any other similar relief, or admits in writing its inability to pay or generally fails to pay its debts as they mature or become due, or petitions or applies for the appointment of a trustee or other custodian, liquidator or receiver of the Company, the Guarantor or any Significant Subsidiary, or of any substantial part of the assets of the Company, the Guarantor or any Significant Subsidiary or commences any case or other proceeding relating to the Company, the Guarantor or any Significant Subsidiary under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or takes any action to authorize or in furtherance of any of the foregoing, or if any such petition or application is filed or any such case or other proceeding is commenced against the Company, the Guarantor or any Significant Subsidiary or the Company, the Guarantor or any Significant Subsidiary indicates its approval thereof, consent thereto or acquiescence therein;

(h)          if a decree or order is entered appointing any such trustee, custodian, liquidator or receiver or adjudicating the Company or the Guarantor or any Significant Subsidiary bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of the Company or the Guarantor or any Significant Subsidiary in an involuntary case under federal bankruptcy laws of any jurisdiction as now or hereafter constituted;

(i)           if there shall remain in force, undischarged, unsatisfied and unstayed, for more than thirty days, whether or not consecutive, any final judgment against the Company or any Subsidiary which, with other outstanding final judgments against the Company or its Subsidiaries, exceeds in the aggregate $200,000,000 after taking into account any undisputed insurance coverage;

(j)           Except as could not reasonably be expected to have a Material Adverse Effect, (i) if, with respect to any Guaranteed Pension Plan, an ERISA Reportable Event shall have occurred and the Banks shall have determined in their reasonable discretion that such event reasonably could be expected to result in liability of the Company or any Subsidiary or (ii) any event, condition or circumstances, including any failure by any Loan Party or any Subsidiary to perform its obligations under a Canadian Pension Plan in respect of all Canadian Pension Plans;

(k)          if any of the Loan Documents shall be cancelled, terminated, revoked or rescinded otherwise than in accordance with the terms thereof or with the express prior written agreement, consent or approval of the Banks, or any action at law, suit or in equity or other legal proceeding to cancel, revoke or rescind any of the Loan Documents shall be commenced by or on behalf of the Company, the Guarantor, or any of their respective stockholders, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any one or more of the Loan Documents is illegal, invalid or unenforceable in accordance with the terms thereof;

(l)           if any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act) of 30% or more of the outstanding shares of common voting stock of the Company; or during any period of twelve consecutive calendar months, individuals who were directors of the Company on the first day of such period (together with any new directors whose election by such board or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) shall cease to constitute a majority of the board of directors of the Company; or

(m)         either Waste Management of Canada Corporation, a Nova Scotia unlimited company, or WM Quebec Inc., a corporation incorporated under the laws of Canada, ceases to be a directly or indirectly wholly-owned Subsidiary of the Company;

then, and in any such event, so long as the same may be continuing, the Administrative Agent may, and upon the request of the Majority Banks shall, by notice in writing to the Company, declare all amounts owing with respect to this Agreement and the other Loan Documents to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest, notice of intent to accelerate, notice of acceleration to the extent permitted by law or other notice of any kind, all of which are hereby expressly waived by the Company; provided that in the event of any Event of Default specified in Section 12.1(g) or 12.1(h) with respect to the Company or the Guarantor, all such amounts shall become immediately due and payable automatically and without any requirement of notice from the Administrative Agent or any Bank.

12.2        Termination of Commitments. If any Event of Default pursuant to Section 12.1(g) or 12.1(h) hereof shall occur with respect to the Company or the Guarantor, any unused portion of the Total Commitment hereunder shall forthwith terminate and the Banks shall be relieved of all obligations to make Loans hereunder; or if any other Event of Default shall occur, the Majority Banks may by notice to the Company terminate the unused portion of the Total Commitment hereunder, and, upon such notice being given, such unused portion of the Total Commitment hereunder shall terminate immediately and the Banks shall be relieved of all further obligations to make Loans hereunder. No termination of any portion of the Total Commitment hereunder shall relieve the Company of any of its existing Obligations to the Banks, or the Administrative Agent hereunder or elsewhere.

12.3        Remedies. In case any one or more of the Events of Default shall have occurred and be continuing, and whether or not the Banks shall have accelerated the maturity of the Loans and other Obligations pursuant to Section 12.1, the Administrative Agent shall, at the request of, or may, with the consent of, the Majority Banks, proceed to protect and enforce the respective rights of the Administrative Agent and the Banks by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents or any instrument pursuant to which the Obligations to the Administrative Agent or the Banks are evidenced, including, without limitation, as permitted by applicable law the obtaining of the ex parte appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any legal or equitable right available to the Administrative Agent and the Banks, any recovery being subject to the terms of Section 12.4 and Section 29 hereof. No remedy herein conferred upon any Bank or the Administrative Agent or the holder of any Note is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.

12.4        Application of Receipts. After the exercise of remedies provided for in Section 12.3 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 12.1), any amounts received on account of the Obligations shall, subject to the provisions of Section 2.17, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Section 3) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, and interest) payable to the Banks (including fees, charges and disbursements of counsel to the respective Banks and amounts payable under Section 3), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting interest on the Loans and other Obligations, ratably among the Banks in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Banks in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Company or as otherwise required by applicable law.

13.          SETOFF. During the continuance of an Event of Default, any deposits or other sums credited by or due from any Bank to the Company and any securities or other property of the Company in the possession of such Bank may be applied to or set off against the payment of the Obligations and any and all other liabilities, direct, or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of the Company to the Banks or the Administrative Agent. Any amounts set off with respect to the Obligations shall, except to the extent Section 2.17 applies, be distributed ratably in accordance with Section 29 among all of the Banks by the Bank setting off such amounts. If any Bank fails to share such setoff ratably, the Administrative Agent shall have the right to withhold such Bank’s share of the Company’s payments until each of the Banks shall have, in the aggregate, received a pro rata repayment.

14.          EXPENSES. Whether or not the transactions contemplated herein shall be consummated, the Company hereby promises to reimburse the Administrative Agent and the Lead Arrangers for all reasonable out-of-pocket fees and disbursements (including all reasonable attorneys’ fees) incurred or expended in connection with the syndication, preparation, filing or recording, or interpretation of this Agreement, the other Loan Documents, or any amendment, modification, approval, consent or waiver hereof or thereof. The Company further promises to reimburse the Administrative Agent and the Banks for all reasonable out-of-pocket fees and disbursements (including all reasonable legal fees and the allocable cost of in-house attorneys’ fees) incurred or expended in connection with the enforcement of any Obligations or the satisfaction of any indebtedness of the Company hereunder or under any other Loan Document, or in connection with any litigation, proceeding or dispute hereunder in any way related to the credit hereunder.

15.          THE AGENTS.

15.1        Authorization and Action. Each Bank hereby irrevocably appoints Mizuho Bank as Administrative Agent hereunder and authorizes Mizuho Bank to take such action as Administrative Agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement and the other Loan Documents, the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Banks (or, when expressly required hereby, all of the Banks), and such instructions shall be binding upon all Banks; provided, however, that the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement or the other Loan Documents or applicable law.

15.2        Administrative Agent’s Reliance, Etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable to any of the Banks for any action taken or omitted to be taken by it or them under or in connection with this Agreement or the other Loan Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Administrative Agent: (i) may consult with legal counsel (including counsel for the Company), independent public accountants and other experts selected by it and shall not be liable to the Banks for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing; (iii) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its affiliates in any capacity; (iv) makes no warranty or representation to any Bank and shall not be responsible to any Bank for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement or the other Loan Documents; (v) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of the Company or the Guarantor (or as to the contents of any certificate, report or other document delivered hereunder or thereunder) or to inspect the property (including the books and records) of the Company or the Guarantor or any of their Subsidiaries, and shall not be deemed to have knowledge or notice of any Default or Event of Default unless and until it shall have received, at its office specified in Section 22, a notice describing the same and entitled “Notice of Default”; (vi) shall not be responsible to any Bank for the due execution (other than its own), legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any related agreement, instrument or document furnished pursuant hereto; and (vii) shall incur no liability to the Banks under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier, telegram, cable or telex) reasonably believed by it to be genuine and signed or sent by the proper party or parties. In determining compliance with any condition hereunder to the making of a Loan, the Administrative Agent may presume that such condition is satisfactory to such Bank unless the Administrative Agent shall have received notice to the contrary from such Bank prior to the making of such Loan.

15.3          Mizuho Bank and Affiliates. With respect to its Commitment, Mizuho Bank shall have the same rights and powers under this Agreement and under the other Loan Documents as any other Bank and may exercise the same as though it were not the Administrative Agent, and the term “Bank” or “Banks” shall, unless otherwise expressly indicated, include Mizuho Bank in its individual capacity. Mizuho Bank and its Bank Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, the Company, the Guarantor, any of their Subsidiaries and any Person who may do business with or own securities of the Company, the Guarantor, or any such Subsidiary, all as if Mizuho Bank were not the Administrative Agent and without any duty to account therefor to the Banks. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. To the extent any such rights or powers are delegated to a sub-agent, the Administrative Agent shall remain responsible for such sub-agent’s performance or exercise of such duties, rights and powers; provided that the exculpatory provisions of this Agreement (including the provisions in Section 15) shall apply to any such sub-agent.

15.4          Bank Credit Decision. Each Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Bank and based on the financial statements referred to in Section 6.4 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

15.5          Indemnification. The Banks agree to indemnify the Administrative Agent (to the extent not reimbursed by the Company), ratably according to the respective amounts of their Commitments as most recently in effect at the time such indemnity is sought, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits and reasonable costs, expenses and disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or the other Loan Documents or any action taken or omitted by the Administrative Agent under this Agreement or the other Loan Documents; provided that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct or from a material breach by the Administrative Agent of its obligations under this Agreement or under any other Loan Document, as determined by a court of competent jurisdiction. Without limiting the foregoing, each Bank agrees to reimburse the Administrative Agent promptly upon demand for its ratable share as aforesaid of any reasonable out of pocket expenses (including reasonable counsel fees) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and the other Loan Documents, to the extent that the Administrative Agent is not reimbursed for such expenses by the Company.

15.6          Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Banks and the Company and may be removed at any time with or without cause by the Majority Banks. Upon any such resignation or removal, the Majority Banks shall have the right to appoint a successor Administrative Agent that, unless a Default or Event of Default shall have occurred and then be continuing, is reasonably acceptable to the Company. If no successor Administrative Agent shall have been so appointed by the Majority Banks, and shall have accepted such appointment, within 45 days after the retiring Administrative Agent’s giving of notice of resignation or the Majority Banks’ removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Banks, appoint a successor Administrative Agent, which shall be a commercial bank, financial institution, trust company or similar entity regularly engaged in the business of administering syndicated loans and which successor Administrative Agent shall be organized under the laws of the United States of America or of any State thereof and have total assets of at least $1,000,000,000; provided that if the Administrative Agent shall notify the Company and the Banks that no such qualifying Person has accepted such appointment, then (x) such resignation shall nonetheless become effective in accordance with such notice and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents, and (y) the Company may appoint a successor Administrative Agent to act until replaced by a successor Administrative Agent that is appointed by the Majority Banks (which successor Administrative Agent appointed by the Company shall be a commercial bank, financial institution, trust company or similar entity regularly engaged in the business of administering syndicated loans that is organized under the laws of the United States of America or of any State thereof and have total assets of at least $1,000,000,000). Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents (if not already discharged therefrom as provided above in this Section). After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Section 15 and Section 16 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

15.7          Lead Arrangers, Etc. The parties identified on the cover hereof as Lead Arrangers and Joint Bookrunners, Documentation Agents and Co-Documentation Agents shall have no obligations or liabilities under this Agreement and the other Loan Documents.

15.8          Documents. The Administrative Agent will forward to each Bank, promptly after receipt thereof, a copy of each notice or other document furnished to the Administrative Agent for such Bank hereunder.

15.9          Action by the Banks, Consents, Amendments, Waivers, Etc.

(a)            No failure or delay by the Administrative Agent or any Bank in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Banks hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Company or the Guarantor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent or any Bank may have had notice or knowledge of such Default or Event of Default at the time.

(b)            Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Company and the Majority Banks, and delivered to the Administrative Agent, or by the Company and the Administrative Agent with the consent of the Majority Banks; provided that no such agreement shall (i) increase the Commitment of any Bank without the written consent of such Bank; (ii) reduce the principal amount of any Loan, or reduce the rate of interest on the Loans or reduce any fees payable hereunder, without the written consent of each Bank affected thereby; (iii) postpone the date of any payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Bank affected thereby; (iv) release the Company from its Obligations or the Guarantor from its Guaranteed Obligations hereunder without the written consent of each Bank; (v) modify Section 29(a) without the written consent of each Bank; (vi) modify the definition of “Commitment Percentage”; (vii) change Section 12.4 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Bank; or (viii) change any of the provisions of this Section 15.9 or any provision of this Agreement requiring action by all the Banks, or the percentage of Banks constituting “Majority Banks”, without the written consent of each Bank; provided, further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent. Notwithstanding anything to the contrary herein, no Defaulting Bank shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Banks or each affected Bank may be effected with the consent of the applicable Banks other than Defaulting Banks), except that (x) the Commitment of any Defaulting Bank may not be increased or extended or the maturity of any of its Loans may not be extended, the rate of interest on any of its Loans may not be reduced and the principal amount of any of its Loans may not be forgiven, in each case, without the consent of such Defaulting Bank and (y) any waiver, amendment, consent or modification requiring the consent of all Banks or each affected Bank that by its terms affects any Defaulting Bank more adversely than other affected Banks shall require the consent of such Defaulting Bank. Notwithstanding any provision herein to the contrary, if the Administrative Agent and the Company acting together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or any other Loan Document (including the schedules and exhibits thereto), then the Administrative Agent and the Company shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Banks unless, prior to such time, Banks comprising the Majority Banks have delivered to the Administrative Agent written notice that such Majority Banks object to such amendment. Notwithstanding anything to the contrary herein, the Administrative Agent and the Company may, without the consent of any Bank, enter into amendments or modifications to this Agreement or any of the other Loan Documents or to enter into additional Loan Documents as the Administrative Agent reasonably deems appropriate in order to implement any Benchmark Replacement or any Benchmark Replacement Conforming Changes or otherwise effectuate the terms of Section 3.3.2 in accordance with the terms of Section 3.3.2.

15.10        Bank ERISA Matters.

15.10.1    Each Bank (x) represents and warrants, as of the date such Person became a Bank party hereto, to, and (y) covenants, from the date such Person became a Bank party hereto to the date such Person ceases being a Bank party hereto, for the benefit of, the Administrative Agent and each other Lead Arranger and their respective affiliates, and not, for the avoidance of doubt, to or for the benefit of the Company or any other Loan Party, that at least one of the following is and will be true:

(a)            such Bank is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Bank’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement;

(b)            the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Bank’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement;

(c)            (A) such Bank is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Bank to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of subsections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Bank, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Bank’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement; or

(d)            such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Bank.

15.10.2     In addition, unless either (1) subclause (a) in the immediately preceding Section 15.10.1 is true with respect to a Bank or (2) a Bank has provided another representation, warranty and covenant in accordance with subclause (d) in the immediately preceding Section 15.10.1, such Bank further (x) represents and warrants, as of the date such Person became a Bank party hereto, to, and (y) covenants, from the date such Person became a Bank party hereto to the date such Person ceases being a Bank party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Company or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Bank involved in such Bank’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

16.          INDEMNIFICATION. The Company agrees to indemnify and hold harmless the Banks, the Lead Arrangers and the Administrative Agent and their affiliates, as well as their and their affiliates’ shareholders, directors, employees, partners, agents, officers, subsidiaries and affiliates, from and against all damages, losses, settlement payments, obligations, liabilities, claims, suits, penalties, assessments, citations, directives, demands, judgments, actions or causes of action, whether statutorily created or under the common law, and reasonable costs and expenses incurred, suffered, sustained or required to be paid by an indemnified party by reason of or resulting from the transactions contemplated hereby, except any of the foregoing which result from the gross negligence or willful misconduct of such indemnified party or a material breach of the obligations of such indemnified party under this Agreement or under any other Loan Document, as determined by a court of competent jurisdiction in a final and non-appealable judgment. In any investigation, enforcement matter, proceeding or litigation, or the preparation therefor, the Banks, the Lead Arrangers and the Administrative Agent shall be entitled to select their own counsel and, in addition to the foregoing indemnity, the Company agrees to pay promptly the reasonable fees and expenses of such counsel (including the non-duplicative allocated cost of internal counsel), and settlement costs. In the event of the commencement of any such proceeding or litigation against the Banks or Administrative Agent by third parties, the Company shall be entitled to participate in such proceeding or litigation with counsel of their choice at their expense. In the case of an investigation, litigation or proceeding to which the indemnity in this Section 16 applies, such indemnity shall be effective, subject to the limitations herein, whether or not such investigation, litigation or proceeding is brought by the Company, the Company’s equity-holders, affiliates or creditors or such an indemnified party, whether or not such indemnified party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. The covenants of this Section 16 shall survive payment or satisfaction of payment of amounts owing with respect to any Note or the Loans and satisfaction of all the Obligations hereunder and under the Loan Documents, IT BEING THE INTENT OF THE PARTIES HERETO THAT ALL SUCH INDEMNIFIED PARTIES SHALL BE INDEMNIFIED FOR THEIR ORDINARY SOLE, COMPARATIVE OR CONTRIBUTORY NEGLIGENCE. WITHOUT LIMITATION OF THE FOREGOING, NO PARTY SHALL BE LIABLE TO ANY OTHER PARTY IN RESPECT OF ANY INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES ASSERTED BY SUCH OTHER PARTY WITH RESPECT TO THE MATTERS CONTEMPLATED BY THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR ANY USE MADE OR TO BE MADE WITH THE PROCEEDS OF ANY BORROWING HEREUNDER OR THEREUNDER. Without limiting the provisions of Section 3.1.3, this Section 16 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc., arising from any non-Tax claim.

17.          [RESERVED.]

18.          TREATMENT OF CERTAIN CONFIDENTIAL INFORMATION.

18.1          Confidentiality. Each of the Banks and the Administrative Agent agrees, on behalf of itself and each of its affiliates, directors, officers, employees and representatives, to use reasonable precautions to keep confidential, in accordance with their customary procedures for handling confidential information of the same nature and in accordance with safe and sound banking practices, any nonpublic information supplied to it by the Company or any of its Subsidiaries pursuant to this Agreement that is identified by such Person as being confidential at the time the same is delivered to the Banks or the Administrative Agent; provided that nothing herein shall limit the disclosure of any such information (a) after such information shall have become public other than through a violation of this Section 18, or becomes available to any of the Banks or the Administrative Agent on a non-confidential basis from a source other than the Company, (b) to the extent required by statute, rule, regulation or judicial process, (c) to counsel, employees, advisors and/or agents for any of the Banks or the Administrative Agent, (d) to bank examiners or any other regulatory authority having jurisdiction over any Bank or any of its affiliates or the Administrative Agent or any self-regulatory body in which any of such Persons participates, or to auditors or accountants, (e) to the Administrative Agent, any Bank or any Financial Affiliate, (f) in connection with any litigation to which any one or more of the Banks, the Administrative Agent or any Financial Affiliate is a party, or in connection with the enforcement of rights or remedies hereunder or under any other Loan Document, (g) to a Bank Affiliate of any Bank or the Administrative Agent, (h) to any actual or prospective assignee or participant or any actual or prospective counterparty (or its advisors) to any swap or derivative transactions referenced to credit or other risks or events arising under this Agreement or any other Loan Document or to any credit insurance provider relating to the Company and its Obligations so long as such assignee, participant, counterparty or credit insurance provider, as the case may be, agrees to be bound by a confidentiality agreement the provisions of which shall be no less restrictive than Section 18.1, (i) to the extent such information is independently discovered or developed by a party hereto without utilizing any information received from the Company or violating the terms of this Section 18.1, or (j) with the consent of the Company. In addition, the Administrative Agent and the Banks may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Banks in connection with the administration of this Agreement and the other Loan Documents.

18.2          Prior Notification. Unless specifically prohibited by applicable law or court order, each of the Banks and the Administrative Agent shall, prior to disclosure thereof, notify the Company of any request for disclosure of any such non-public information by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Bank by such governmental agency) or pursuant to legal process.

18.3          Other. In no event shall any Bank or the Administrative Agent be obligated or required to return any materials furnished to it or any Financial Affiliate by the Company or any of its Subsidiaries. The obligations of each Bank under this Section 18 shall supersede and replace the obligations of such Bank under any confidentiality letter in respect of this financing signed and delivered by such Bank to the Company prior to the date hereof and shall be binding upon any assignee of, or purchaser of any participation in, any interest in any of the Loans from any Bank.

19.          SURVIVAL OF COVENANTS, ETC. Unless otherwise stated herein, all covenants, agreements, representations and warranties made herein, in the other Loan Documents or in any documents or other papers delivered by or on behalf of the Company or the Guarantor pursuant hereto shall be deemed to have been relied upon by the Banks and the Administrative Agent, notwithstanding any investigation heretofore or hereafter made by them, and shall survive the making by the Banks of the Loans, as herein contemplated, and shall continue in full force and effect so long as any amount due under this Agreement or any Obligation remains outstanding and unpaid or any Bank has any obligation to make any Loans hereunder. All statements contained in any certificate or other paper delivered by or on behalf of the Company pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by the Company hereunder.

20.          ASSIGNMENT AND PARTICIPATION. It is understood and agreed that each Bank shall have the right to assign at any time all or a portion of its Commitment Percentage and interests in the risk relating to the Loans and its Commitment hereunder in an amount equal to or greater than (except in the case of an assignment by a Bank to any other Bank or Bank Affiliate, or unless otherwise agreed to by the Company and the Administrative Agent) $5,000,000 (or, if a Bank’s Commitment is less than $5,000,000, in a minimum amount equal to such Bank’s Commitment; provided that prior to any Commitment reductions pursuant to Section 2.6, such Bank’s Commitment was at least $5,000,000), to additional banks, other financial institutions or Bank Affiliates (other than Defaulting Banks) with the prior written approval (not to be unreasonably withheld or delayed) of the Administrative Agent, and, so long as no Event of Default has occurred and is continuing, the consent of the Company (provided that (i) the Company’s consent shall not be required in the case of an assignment by a Bank to any other Bank, any Bank Affiliate of any Bank or any Approved Fund of any Bank and (ii) the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof), which approvals shall not be unreasonably withheld or delayed. Any Bank may at any time, and from time to time, assign to any branch, lending office, or Bank Affiliate all or any part of its rights and obligations under the Loan Documents by notice to the Administrative Agent and the Company. It is further agreed that each bank or other financial institution which executes and delivers to the Administrative Agent and the Company hereunder an Assignment and Assumption substantially in the form of Exhibit D hereto, or such other form approved by the Administrative Agent (an “Assignment and Assumption”) together with an assignment fee in the amount of $3,500 payable by the assigning Bank to the Administrative Agent, shall, on the date specified in such Assignment and Assumption, become a party to this Agreement and the other Loan Documents for all purposes of this Agreement and the other Loan Documents, and its portion of the Commitment and the Loans shall be as set forth in such Assignment and Assumption; provided, that the Administrative Agent may, in its sole discretion, elect to waive such assignment fee. The Bank assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Assumption, relinquish its rights (except for indemnity rights arising out of the period prior to such assignment) and be released from its obligations under this Agreement and the other Loan Documents; provided that no assignment by a Defaulting Bank will constitute a waiver or release of any claim of any party hereunder arising from that Bank’s having been a Defaulting Bank. In connection with any assignment of rights and obligations of any Defaulting Bank hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations, or other compensating actions, including funding, with the consent of the Company and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Bank, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Bank to the Administrative Agent or any Bank hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Commitment Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Bank hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Bank for all purposes of this Agreement until such compliance occurs. Upon the execution and delivery of such Assignment and Assumption (a) to the extent applicable, the Company shall issue Notes (and replacement Notes) or the Administrative Agent shall make appropriate entries on the applicable loan account(s) to reflect such assignment of Loan(s); and (b) this Agreement and Schedule 1 shall be deemed to be appropriately amended to reflect (i) the status of the bank, financial institution or Bank Affiliate as a party hereto and (ii) the status and rights of the Banks hereunder. The Administrative Agent, acting solely for this purpose as an agent of the Company, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Banks, and the Commitment Percentages of, and principal amounts (and stated interest) of the Loans owing to, each Bank pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Company, the Administrative Agent and the Banks shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Company and any Bank, at any reasonable time and from time to time upon reasonable prior notice.

Each Bank shall also have the right to grant participations to one or more banks, other financial institutions or Bank Affiliates (other than Defaulting Banks) in its Commitment and the Loans. The documents evidencing any such participation shall limit such participating bank’s, financial institution’s or Bank Affiliate’s, voting rights with respect to this Agreement to the matters set forth in Section 15.9(b)(i)-(v) and Section 15.9(b)(vi); and each such participant shall be entitled to the benefit of Section 3.4 hereof to the extent of its participation, subject to the limitations set forth therein. Each Bank that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Company, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Bank shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.

Notwithstanding the foregoing, no assignment or participation shall (a) be made to the Company or any of its affiliates, a Defaulting Bank or any of its Subsidiaries or a natural person (including any holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person) or (b) operate to increase the Total Commitment hereunder or otherwise alter the substantive terms of this Agreement, and no Bank which retains a Commitment hereunder shall have a Commitment of less than $5,000,000, except as a result of reductions in the Total Commitment pursuant to Section 2.6 hereof.

Anything contained in this Section 20 to the contrary notwithstanding, any Bank may at any time pledge or assign a security interest in all or any portion of its interest and rights under this Agreement (including all or any portion of its Notes) to secure obligations of such Bank, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Bank from any of its obligations hereunder or under any of the other Loan Documents or substitute any such pledgee or assignee for such Bank as a party hereto or thereto.

The Company agrees that in addition to disclosures made in accordance with standard and customary banking practices any Bank may disclose information obtained by such Bank pursuant to this Agreement to assignees or participants and potential assignees or participants hereunder; provided that such assignees or participants or potential assignees or participants shall agree to be bound by Section 18 hereof.

21.          PARTIES IN INTEREST. All the terms of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto and thereto; provided that neither the Company nor the Guarantor shall assign or transfer its rights or obligations hereunder or thereunder without the prior written consent of each of the Banks and the Administrative Agent.

22.          NOTICES, ETC.

(a)          Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)            if to the Company or the Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 22; and

(ii)           if to any other Bank, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Bank on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Company).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)          Notices, requests, financial statements, financial and other reports, certificates and other information materials and other communications to the Banks hereunder (collectively, “Communications”) may be delivered or furnished by electronic communication (including e-mail, FpML messaging, and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Bank pursuant to Section 2 if such Bank has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. The Administrative Agent or the Company may each, in its discretion, agree to accept Communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular Communications. Unless the Administrative Agent otherwise prescribes, (i) Communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) Communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)          The Company further agrees that (i) the Administrative Agent and/or the Lead Arrangers may make the Communications and/or information provided by or on behalf of the Company hereunder available to the Banks by posting the Communications and such other information on SyndTrak, Intralinks, Debtdomain or a substantially similar electronic transmission system (the “Platform”) and (ii) certain of the Banks (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Company or its affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Company hereby agrees that (w) all Communications and such other information that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking such Communications and other information “PUBLIC,” the Company shall be deemed to have authorized the Administrative Agent, the Lead Arrangers and the Banks to treat such Communications and other information as not containing any material non-public information with respect to the Company or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Communications and other information subject to Section 18.1, they shall be treated as set forth in Section 18.1); (y) all Communications and other information marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Lead Arrangers shall be entitled to treat any Communications and other information that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to borrower materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Company or its securities for purposes of United States Federal or state securities laws.

(d)          THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, “AGENT PARTIES”) HAVE ANY LIABILITY TO THE COMPANY, ANY BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND ARISING OUT OF THE COMPANY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS OR NOTICES THROUGH THE PLATFORM, ANY OTHER ELECTRONIC PLATFORM OR ELECTRONIC MESSAGING SERVICE, OR THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR MATERIAL BREACH; PROVIDED, HOWEVER, THAT IN NO EVENT SHALL ANY AGENT PARTY HAVE ANY LIABILITY TO THE COMPANY, ANY BANK OR ANY OTHER PERSON FOR INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES).

(e)          The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of this Agreement. Each Bank agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Bank for purposes of this Agreement. Each Bank agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Bank’s e-mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address.

(f)           Nothing herein shall prejudice the right of the Administrative Agent or any Bank to give any notice or other communication pursuant to this Agreement in any other manner specified herein.

23.         MISCELLANEOUS. The rights and remedies herein expressed are cumulative and not exclusive of any other rights which the Banks or the Administrative Agent would otherwise have. The captions in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof. This Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, but all of which together shall constitute one instrument. In proving this Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought. This Agreement, to the extent signed and delivered by means of a facsimile machine or other electronic imaging means, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto, each other party hereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto shall raise the use of a facsimile machine or other electronic imaging means to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or other electronic imaging means as a defense to the formation of a contract and each party forever waives such defense. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

24.         CONSENTS, ETC. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in this Section 24, subject to the provisions of Section 15.9. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon. Except as otherwise expressly provided in this Agreement, any consent or approval required or permitted by this Agreement to be given by the Banks may be given, and any term of this Agreement or of any other instrument related hereto or mentioned herein may be amended, and the performance or observance by the Company or the Guarantor of any terms of this Agreement or such other instrument or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Company and the Majority Banks. To the extent permitted by law, no course of dealing or delay or omission on the part of any of the Banks or the Administrative Agent in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. No notice to or demand upon the Company or the Guarantor shall entitle the Company to other or further notice or demand in similar or other circumstances.

25.         WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, THE NOTES OR ANY OF THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS. EXCEPT AS PROHIBITED BY LAW, THE COMPANY AND THE GUARANTOR HEREBY WAIVE ANY RIGHT EITHER OF THEM MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION REFERRED TO IN THE PRECEDING SENTENCE ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. THE COMPANY AND THE GUARANTOR EACH (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY BANK, THE ADMINISTRATIVE AGENT OR ANY AGENT HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH BANK, THE ADMINISTRATIVE AGENT OR SUCH AGENT WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (b) ACKNOWLEDGES THAT THE ADMINISTRATIVE AGENT AND THE BANKS HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BECAUSE OF, AMONG OTHER THINGS, THE COMPANY’S AND THE GUARANTOR’S WAIVERS AND CERTIFICATIONS CONTAINED HEREIN.

26.         GOVERNING LAW; SUBMISSION TO JURISDICTION; DESIGNATION OF NY PROCESS AGENT. THIS AGREEMENT AND EACH OF THE OTHER LOAN DOCUMENTS ARE CONTRACTS UNDER THE LAWS OF THE STATE OF NEW YORK AND SHALL, PURSUANT TO NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1401, BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK. THE COMPANY AND THE GUARANTOR CONSENT AND AGREE THAT ANY SUIT FOR THE ENFORCEMENT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN MANHATTAN OR THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK AND ANY APPELLATE COURT FROM ANY THEREOF AND CONSENTS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS AND SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE COMPANY IN ACCORDANCE WITH LAW AT THE ADDRESS SPECIFIED IN SECTION 22. THE COMPANY AND THE GUARANTOR HEREBY WAIVE ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT FORUM. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

27.         SEVERABILITY. The provisions of this Agreement are severable and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Agreement in any jurisdiction. Without limiting the foregoing provisions of this Section 27, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Banks shall be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

28.         GUARANTY.

28.1        Guaranty. For value received and hereby acknowledged and as an inducement to the Banks to make the Loans available to the Company, the Guarantor hereby unconditionally and irrevocably guarantees (a) the full punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all Obligations of the Company now or hereafter existing whether for principal, interest, fees, expenses or otherwise, and (b) the strict performance and observance by the Company of all agreements, warranties and covenants applicable to the Company in the Loan Documents and (c) the obligations of the Company under the Loan Documents (such Obligations collectively being hereafter referred to as the “Guaranteed Obligations”).

28.2        Guaranty Absolute. The Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms hereof, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Bank or the Administrative Agent with respect thereto. The liability of the Guarantor under the guaranty granted under this Agreement with regard to the Guaranteed Obligations shall be absolute and unconditional irrespective of:

(a)          any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other amendment or waiver of or any consent to departure from this Agreement or any other Loan Document (with regard to such Guaranteed Obligations);

(b)          any release or amendment or waiver of or consent to departure from any other guaranty for all or any of its Guaranteed Obligations;

(c)          any change in ownership of the Company;

(d)          any acceptance of any partial payment(s) from the Company or the Guarantor; or

(e)          any other circumstance whatsoever which might otherwise constitute a defense available to, or a discharge of, a guarantor or surety or the Company in respect of its Obligations under any Loan Document.

The guaranty under this Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any Guaranteed Obligation is rescinded or must otherwise be returned by the Banks or the Administrative Agent upon the insolvency, bankruptcy or reorganization of the Company or otherwise, all as though such payment had not been made.

28.3        Effectiveness; Enforcement. The guaranty under this Agreement shall be effective and shall be deemed to be made with respect to each Loan as of the time it is made, issued or extended. No invalidity, irregularity or unenforceability by reason of any bankruptcy or similar law, or any law or order of any government or agency thereof purporting to reduce, amend or otherwise affect any liability of the Company, and no defect in or insufficiency or want of powers of the Company or irregular or improperly recorded exercise thereof, shall impair, affect, be a defense to or claim against such guaranty. The guaranty under this Agreement is a continuing guaranty and shall (a) survive any termination of this Agreement, and (b) remain in full force and effect until payment in full of, and performance of, all Guaranteed Obligations and all other amounts payable under this Agreement. The guaranty under this Agreement is a guaranty of payment (and not of collection) made for the benefit of the Administrative Agent and the Banks and their successors and assigns, and may be enforced from time to time as often as occasion therefor may arise and without requirement on the part of the Administrative Agent or the Banks first to exercise any rights against the Company, or to resort to any other source or means of obtaining payment of any of the said obligations or to elect any other remedy.

28.4        Waiver. Except as otherwise specifically provided in any of the Loan Documents, the Guarantor hereby waives promptness, diligence, protest, notice of protest, all suretyship defenses, notice of acceptance and any other notice with respect to any of its Guaranteed Obligations and the guaranty under this Agreement and any requirement that the Banks or the Administrative Agent protect, secure, perfect any security interest or Lien or any property subject thereto or exhaust any right or take any action against the Company or any other Person. The Guarantor also irrevocably waives, to the fullest extent permitted by law, all defenses which at any time may be available to it in respect of its Guaranteed Obligations by virtue of any statute of limitations, valuation, stay, moratorium law or other similar law now or hereafter in effect.

28.5        Expenses. The Guarantor hereby promises to reimburse (a) the Administrative Agent for all reasonable out-of-pocket fees and disbursements (including all reasonable attorneys’ fees), incurred or expended in connection with the preparation, filing or recording, or interpretation of the guaranty under this Agreement, the other Loan Documents or any amendment, modification, approval, consent or waiver hereof or thereof, and (b) the Administrative Agent and the Banks and their respective affiliates for all reasonable out-of-pocket fees and disbursements (including reasonable attorneys’ fees), incurred or expended in connection with the enforcement of its Guaranteed Obligations (whether or not legal proceedings are instituted). The Guarantor will pay any taxes (including any interest and penalties in respect thereof) other than the Banks’ taxes based on overall income or profits, payable on or with respect to the transactions contemplated by the guaranty under this Agreement, the Guarantor hereby agreeing jointly and severally to indemnify each Bank with respect thereto.

28.6        Concerning Joint and Several Liability of the Guarantor.

(a)          The Guarantor hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the Company, with respect to the payment and performance of all of its Guaranteed Obligations (including, without limitation, any Guaranteed Obligations arising under this Section 28), it being the intention of the parties hereto that all such Guaranteed Obligations shall be the joint and several Guaranteed Obligations of the Guarantor and the Company without preferences or distinction among them.

(b)          If and to the extent that the Company shall fail to make any payment with respect to any of its Obligations as and when due or to perform any of its Guaranteed Obligations in accordance with the terms thereof, then in each such event the Guarantor will make such payment with respect to, or perform, such Guaranteed Obligation.

(c)          The Guaranteed Obligations of the Guarantor under the provisions of this Section 28 constitute full recourse obligations of the Guarantor enforceable against the Guarantor to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstance whatsoever.

(d)          Except as otherwise expressly provided in this Agreement, the Guarantor hereby waives notice of acceptance of its joint and several liability, notice of any Loans made under this Agreement, notice of any action at any time taken or omitted by the Administrative Agent or the Banks under or in respect of any of the Guaranteed Obligations, and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement. The Guarantor hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Guaranteed Obligations, the acceptance of any payment of any of the Guaranteed Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by the Administrative Agent or the Banks at any time or times in respect of any Default or Event of Default by the Company or the Guarantor in the performance or satisfaction of any term, covenant, condition or provision of this Agreement or any other Loan Document, any and all other indulgences whatsoever by the Administrative Agent or the Banks in respect of any of the Guaranteed Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Guaranteed Obligations or the addition, substitution or release, in whole or in part, of the Company or the Guarantor. Without limiting the generality of the foregoing, the Guarantor assents to any other action or delay in acting or failure to act on the part of the Banks or the Administrative Agent with respect to the failure by the Company or the Guarantor to comply with its respective Obligations or Guaranteed Obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 28, afford grounds for terminating, discharging or relieving the Guarantor, in whole or in part, from any of the Guaranteed Obligations under this Section 28, it being the intention of the Guarantor that, so long as any of the Guaranteed Obligations hereunder remain unsatisfied, the Guaranteed Obligations of the Guarantor under this Section 28 shall not be discharged except by performance and then only to the extent of such performance. The Guaranteed Obligations of the Guarantor under this Section 28 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to the Company or the Guarantor or the Banks or the Administrative Agent. The joint and several liability of the Guarantor hereunder shall continue in full force and effect notwithstanding any absorption, merger, consolidation, amalgamation or any other change whatsoever in the name, membership, constitution or place of formation of the Company or the Guarantor, the Banks or the Administrative Agent.

(e)          The Guarantor shall be liable under this Section 28 only for the maximum amount of such liabilities that can be incurred under applicable law without rendering this Section 28 voidable under applicable law relating to fraudulent conveyance and fraudulent transfer, and not for any greater amount. Accordingly, if any obligation under any provision under this Section 28 shall be declared to be invalid or unenforceable in any respect or to any extent, it is the stated intention and agreement of the Guarantor, the Administrative Agent and the Banks that any balance of the obligation created by such provision and all other obligations of the Guarantor under this Section 28 to the Banks or the Administrative Agent shall remain valid and enforceable, and that all sums not in excess of those permitted under applicable law shall remain fully collectible by the Banks and the Administrative Agent from the Company or the Guarantor, as the case may be.

(f)          The provisions of this Section 28 are made for the benefit of the Administrative Agent and the Banks and their successors and assigns, and may be enforced in good faith by them from time to time against the Guarantor as often as occasion therefor may arise and without requirement on the part of the Administrative Agent or the Banks first to marshal any of their claims or to exercise any of their rights against the Company or the Guarantor or to exhaust any remedies available to them against the Company or the Guarantor or to resort to any other source or means of obtaining payment of any of the obligations hereunder or to elect any other remedy. The provisions of this Section 28 shall remain in effect until all of the Guaranteed Obligations shall have been paid in full or otherwise fully satisfied and the Commitments have expired. If at any time, any payment, or any part thereof, made in respect of any of the Guaranteed Obligations, is rescinded or must otherwise be restored or returned by the Banks or the Administrative Agent upon the insolvency, bankruptcy or reorganization of the Company or the Guarantor, or otherwise, the provisions of this Section 28 will forthwith be reinstated in effect, as though such payment had not been made.

28.7        Waiver. Until the final payment and performance in full of all of the Obligations, the Guarantor shall not exercise and the Guarantor hereby waives any rights the Guarantor may have against the Company arising as a result of payment by the Guarantor hereunder, by way of subrogation, reimbursement, restitution, contribution or otherwise, and will not prove any claim in competition with the Administrative Agent or any Bank in respect of any payment hereunder in any bankruptcy, insolvency or reorganization case or proceedings of any nature; the Guarantor will not claim any setoff, recoupment or counterclaim against the Company in respect of any liability of the Company to the Guarantor; and the Guarantor waives any benefit of and any right to participate in any collateral security which may be held by the Administrative Agent or any Bank.

28.8        Subrogation; Subordination. The payment of any amounts due with respect to any indebtedness of the Company for money borrowed or credit received now or hereafter owed to the Guarantor is hereby subordinated to the prior payment in full of all of the Obligations. The Guarantor agrees that, after the occurrence of any default in the payment or performance of any of the Obligations, the Guarantor will not demand, sue for or otherwise attempt to collect any such indebtedness of the Company to the Guarantor until all of the Obligations shall have been paid in full. If, notwithstanding the foregoing sentence, the Guarantor shall collect, enforce or receive any amounts in respect of such indebtedness while any Obligations are still outstanding, such amounts shall be collected, enforced and received by the Guarantor as trustee for the Banks and the Administrative Agent and be paid over to the Administrative Agent at Default, for the benefit of the Banks and the Administrative Agent on account of the Obligations without affecting in any manner the liability of the Guarantor under the other provisions hereof.

29.         PRO RATA TREATMENT.

(a)          Notwithstanding anything to the contrary set forth herein, each payment or prepayment of principal and interest received hereunder shall be distributed pro rata among the Banks, in accordance with the aggregate outstanding principal amount of the Obligations owing to each Bank divided by the aggregate outstanding principal amount of all Obligations.

(b)          Each Bank agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against the Company (pursuant to Section 13 or otherwise), including a secured claim under Section 506 of the Bankruptcy Code or any other Debtor Relief Law or other security or interest arising from or in lieu of, such secured claim, received by such Bank under any applicable bankruptcy, insolvency or other similar law or otherwise, obtain payment (voluntary or involuntary) in respect of the Notes, Loans and other Obligations held by it (other than pursuant to Section 3.4) as a result of which the unpaid principal portion of the Notes and the Obligations held by it shall be proportionately less than the unpaid principal portion of the Notes and the Obligations held by any other Bank, it shall be deemed to have simultaneously purchased from such other Bank a participation in the Notes and the Obligations held by such other Bank, so that the aggregate unpaid principal amount of the Notes and the Obligations and participations in Notes and Obligations held by each Bank shall be in the same proportion to the aggregate unpaid principal amount of the Notes and the Obligations then outstanding as the principal amount of the Notes and the Obligations held by it prior to such exercise of banker’s lien, setoff or counterclaim was to the principal amount of all Notes and Obligations outstanding prior to such exercise of banker’s lien, setoff or counterclaim; provided, however, that (i) if any such purchase or purchases or adjustments shall be made pursuant to this Section 29 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustments restored without interest and (ii) the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of the Company pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Bank), or (y) any payment obtained by a Bank as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than an assignment to the Company or any Subsidiary thereof (as to which the provisions of this Section shall apply). The Company expressly consents to the foregoing arrangements and agrees that any Person holding such a participation in the Obligations deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by the Company to such Person as fully as if such Person had made a Loan directly to the Company in the amount of such participation.

30.         FINAL AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

31.         USA PATRIOT ACT. Each Bank hereby notifies the Company that pursuant to the requirements of the USA PATRIOT Act and the Canadian AML Acts, it is required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company, information concerning its direct and indirect holders of equity interests and other Persons exercising control over it, and other information that will allow such Bank to identify the Company in accordance with the USA PATRIOT Act and the Canadian AML Acts. The Company and each of its Subsidiaries shall provide such information and take such actions as are reasonably requested by the Administrative Agent or any Bank in order to assist the Administrative Agent and the Banks in maintaining compliance with the USA PATRIOT Act and the Canadian AML Acts.

32.         NO ADVISORY OR FIDUCIARY RESPONSIBILITY. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Company and the Guarantor acknowledges and agrees, and acknowledges its affiliates’ understanding, that: (i)(A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Banks and the Lead Arrangers are arm’s-length commercial transactions between the Company, the Guarantor and their respective affiliates, on the one hand, and the Administrative Agent, the Banks and the other Lead Arrangers, on the other hand, (B) each of the Company and the Guarantor has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Company and the Guarantor is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii)(A) the Administrative Agent, each Bank and each Lead Arranger each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Company, the Guarantor or any of their respective affiliates, or any other Person and (B) neither the Administrative Agent nor any Bank nor any Lead Arranger has any obligation to the Company, the Guarantor or any of their respective affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Banks and the Lead Arrangers and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company, the Guarantor and their respective affiliates, and neither the Administrative Agent nor any Bank nor any Lead Arranger has any obligation to disclose any of such interests to the Company, the Guarantor or any of their respective affiliates. To the fullest extent permitted by law, each of the Company and the Guarantor hereby waives and releases any claims that it may have against the Administrative Agent, the Banks and the other Lead Arrangers with respect to any breach or alleged breach of any agency or fiduciary duty to the Company, the Guarantor or any of their respective affiliates in connection with any aspect of any transaction contemplated hereby.

33.         PAYMENTS SET ASIDE. To the extent that any payment by or on behalf of the Company is made to the Administrative Agent or any Bank, or the Administrative Agent or any Bank exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Bank in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any bankruptcy, insolvency or similar law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Bank severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Banks under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

34.         ELECTRONIC EXECUTION OF Credit agreement, ASSIGNMENTS AND CERTAIN OTHER DOCUMENTS. The words “execute,” “execution,” “signed,” “signature,” and words of like import in this Agreement, or in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other modifications, Loan Notice, waivers and consents), shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

35.         ACKNOWLEDGEMENT AND CONSENT TO BAIL-IN OF Affected FINANCIAL INSTITUTIONS. Solely to the extent any Bank that is an Affected Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Bank that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

35.1        the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Bank that is an Affected Financial Institution; and

35.2        the effects of any Bail-in Action on any such liability, including, if applicable:

35.2.1      a reduction in full or in part or cancellation of any such liability;

35.2.2      a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

35.2.3      the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

36.         INTEREST RATE LIMITATION. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Administrative Agent or any Bank shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Company. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Bank exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

37.         [reserved.]

38.         ACKNOWLEDGEMENT REGARDING ANY SUPPORTED QFCS. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

38.1        In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Bank shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

38.2        As used in this Section 38, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

[Remainder of Page Is Intentionally Left Blank;
Signature Page(s) Follow(s).]

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the date first set forth above.

THE COMPANY AND GUARANTOR:

WASTE MANAGEMENT, INC.

By:	/s/ David L. Reed
	Name:	David L. Reed
	Title:	Vice President and Treasurer

WASTE MANAGEMENT HOLDINGS, INC.

By:	/s/ David L. Reed
	Name:	David L. Reed
	Title:	Vice President and Treasurer

Signature Page to Credit Agreement

THE ADMINISTRATIVE AGENT:

MIZUHO BANK, LTD., as Administrative Agent

By:	/s/ Donna DeMagistris
	Name:	Donna DeMagistris
	Title:	Authorized Signatory

Signature Page to Credit Agreement

THE BANKS:

MIZUHO BANK, LTD., as a Bank

By:	/s/ Donna DeMagistris
	Name:	Donna DeMagistris
	Title:	Authorized Signatory

Signature Page to Credit Agreement

BANK OF AMERICA, N.A., as a Bank

By:	/s/ Michael Contreras
	Name:	Michael Contreras
	Title:	Director

Signature Page to Credit Agreement

BARCLAYS BANK PLC, as a Bank

By:	/s/ Craig Malloy
	Name:	Craig Malloy
	Title:	Director

Signature Page to Credit Agreement

JPMORGAN CHASE BANK, N.A., as a Bank

By:	/s/ Peter S. Predun
	Name:	Peter S. Predun
	Title:	Executive Director

Signature Page to Credit Agreement

THE BANK OF NOVA SCOTIA, as a Bank

By:	/s/ Frans Braniotis
	Name:	Frans Braniotis
	Title:	Managing Director

Signature Page to Credit Agreement

BNP PARIBAS, as a Bank

By:	/s/ Christopher Sked
	Name:	Christopher Sked
	Title:	Managing Director

By:	/s/ Karim Remtoula
	Name:	Karim Remtoula
	Title:	Vice President

Signature Page to Credit Agreement

CITIBANK, N.A., as a Bank

By:	/s/ Millie Schild
	Name:	Millie Schild
	Title:	Vice President

Signature Page to Credit Agreement

DEUTSCHE BANK AG NEW YORK BRANCH, as a Bank

By:	/s/ Ming K. Chu
	Name:	Ming K. Chu
	Title:	Director

By:	/s/ Annie Chung
	Name:	Annie Chung
	Title:	Director

Signature Page to Credit Agreement

MUFG UNION BANK, N.A., as a Bank

By:	/s/ Maria F. Maia
	Name:	Maria F. Maia
	Title:	Director

Signature Page to Credit Agreement

Sumitomo Mitsui Banking Corporation, as a Bank

By:	/s/ Katie Lee
	Name:	Katie Lee
	Title:	Director

Signature Page to Credit Agreement

U.S. BANK NATIONAL ASSOCIATION, as a Bank

By:	/s/ Steven L. Sawyer
	Name:	Steven L. Sawyer
	Title:	Senior Vice President

Signature Page to Credit Agreement

EXHIBIT A

FORM OF LOAN NOTICE

Date: __________, 20__ [1]

To:     Mizuho Bank, Ltd., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of July 28, 2020 (as amended, modified, supplemented, restated and in effect from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among WASTE MANAGEMENT, INC., a Delaware corporation (the “Company”), Waste Management Holdings, Inc., a wholly owned Subsidiary of the Company, as Guarantor, the Banks from time to time party thereto, and MIZUHO BANK, LTD., as Administrative Agent.

The Company hereby requests, on behalf of itself (select one):

Indicate: Borrowing or Conversion or Continuation and Date	Indicate: Requested Amount	Indicate: [Base Rate Loan or Eurocurrency Rate Loan]	For Eurocurrency Rate Loans Indicate: Interest Period (e.g. 1 week or 1, 2, 3 or 6-month interest period)

The Borrowing, if any, requested herein complies with the provisos to the first sentence of Section 2.1 of the Credit Agreement.

Remainder of Page Intentionally Left Blank;
Signature Page(s) Follow(s).

1 Note to Company: All requests submitted under a single Loan Notice must be effective on the same date. If multiple effective dates are needed, multiple Loan Notices will need to be prepared and signed.

Exhibit A

WASTE MANAGEMENT, INC.

By:
Name:
Title:

Signature Page to

Loan Notice

EXHIBIT B

[reserved]

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

☐ Check for distribution to PUBLIC and Private side Lenders2

Compliance Certificate dated __________, 20__

I, ____________________, [Chief Financial Officer] [Chief Accounting Officer] [Corporate Treasurer] of WASTE MANAGEMENT, INC. (the “Company”) certify that (i) no Default or Event of Default exists, (ii) the Company and its Subsidiaries are in compliance with Section 7, 8 and 9 of the Credit Agreement dated as of July 28, 2020 (as amended, modified, supplemented, restated and in effect from time to time, the “Credit Agreement”) and (iii) the calculation of the debt restrictions in Section 8.1 of the Credit Agreement attached hereto as Schedule 1 is true, correct and complete [as of the end of the quarter ended __________, 20__]. Computations to evidence compliance with Section 9 of the Credit Agreement are detailed below. Capitalized terms used herein without definition shall have the meanings assigned to such terms in the Credit Agreement.

WASTE MANAGEMENT, INC.

By:
Name:
Title:

Section 9     Leverage Ratio

Consolidated Net Income (or Deficit)	$	_________ (i)
Plus (without duplication):
interest expense	$	__________(ii)
equity in losses (earnings) of unconsolidated entities	$	__________(iii)
income tax expense	$	__________(iv)
non-cash write-downs or write-offs of assets	$	__________(v)
losses attributable to the extinguishment of Indebtedness	$	__________(vi)
Minus non-cash extraordinary gains on the sale of assets	$	__________(vii)

EBIT (sum of (i) through (vi) minus (vii))	$	__________(a)

Consolidated Net Income of Acquired Businesses	$	__________(i)
Plus (without duplication):
interest expense	$	__________(ii)
equity in losses (earnings) of unconsolidated entities	$	__________(iii)
income tax expense	$	__________(iv)
non-cash writedowns or write-offs of assets	$	__________(v)
losses attributable to the extinguishment of Indebtedness	$	__________(vi)
Minus non-cash extraordinary gains on the sale of assets	$	__________(vii)

2 If this is not checked, this certificate will only be posted to Private side Lenders.

Exhibit C – Page 1

EBIT of Acquired Businesses (sum of (i) through (vi) minus (vii))	$	___________(b)

Sum of (a) plus (b)	$	___________(c)

Plus:

Depreciation expense	$	___________(i)
Amortization expense	$	___________(ii)

EBITDA (sum of (c), (i) and (ii))	$	___________(d)

The sum of the following (calculated on a consolidated basis for the Company and its Subsidiaries):
Indebtedness for borrowed money	$	___________(i)
Obligations for deferred purchase price of property or services (other than trade payables)	$	___________(ii)
Obligations evidenced by debt instruments	$	___________(iii)
Obligations under conditional sales	$	___________(iv)
Obligations, liabilities and indebtedness under Capitalized Leases	$	___________(v)
Obligations, liabilities and indebtedness under bonding arrangements (to the extent that a surety has been called upon to make payment on a bond)	$	___________(vi)
Guaranties of the Indebtedness of others	$	___________(vii)
Indebtedness secured by liens or encumbrances on property	$	___________(viii)
Non-contingent reimbursement obligations with respect to letters of credit	$	___________(ix)

Total Debt (sum of (i) through (ix))	$	___________(e)

Ratio of (e) to (d)		_____:_____

Maximum permitted:[3]		3.75 : 1.00

3 If an Acquisition permitted under the Credit Agreement involving aggregate consideration in excess of $200,000,000 occurs during a fiscal quarter, the Company shall have the right to increase the maximum permitted Leverage Ratio required to be maintained under Section 9 of the Credit Agreement to 4.25:1.00 during an Elevated Leverage Ratio Period so long as there is at least one fiscal quarter end after the end of each Elevated Ratio Leverage Period at which the Leverage Ratio is less than or equal to 3.75:1.00; provided that there shall be no more than two Elevated Leverage Ratio Periods during the term of the Credit Agreement.

Exhibit C – Page 2

SCHEDULE 1

___________

[To be attached]

Schedule 1

EXHIBIT D

[FORM OF] ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]4 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]5 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]6 hereunder are several and not joint.]7 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Bank][their respective capacities as Banks] under the Credit Agreement and any other documents or instruments delivered pursuant thereto in the amount[s] and equal to the percentage interest[s] identified below of all the outstanding rights and obligations under the respective facilities identified below and (ii) to the extent permitted to be assigned under Applicable Law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Bank)][the respective Assignors (in their respective capacities as Banks)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]: ______________________________

[Assignor [is][is not] a Defaulting Bank]

2.	Assignee[s]: ______________________________

[for each Assignee, indicate [Bank Affiliate][Approved Fund] of [identify Bank]]

3.	Company: Waste Management, Inc.

4 For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

5 For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

6 Select as appropriate.

7 Include bracketed language if there are either multiple Assignors or multiple Assignees.

Exhibit D – Page 1

4.	Administrative Agent: Mizuho Bank, Ltd., as the administrative agent under the Credit Agreement

5.	Credit Agreement: Credit Agreement, dated as of July 28, 2020, among WASTE MANAGEMENT, INC. (the “Company”), Waste Management Holdings, Inc., as Guarantor, the Banks from time to time party thereto, and Mizuho Bank, Ltd., as Administrative Agent

6.            Assigned Interest[s]:

Assignor[s][8]	Assignee[s][9]	Facility Assigned[10]	Aggregate Amount of Commitment/ Loans for all Banks under such Facility[11]	Amount of Commitment/ Loans Assigned under such Facility	Percentage Assigned of Commitment/ Loans under such Facility[12]	CUSIP Number
		$	$	%

[7. Trade Date: __________, 20__]13

Effective Date: __________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

Remainder of Page Intentionally Left Blank;
Signature Page(s) Follow(s).

8 List each Assignor, as appropriate.

9 List each Assignee and, if available, its market entity identifier, as appropriate.

10 Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment.

11 Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

12 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Banks thereunder.

13 To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

Exhibit D – Page 2

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S][14]

[NAME OF ASSIGNOR]

By:
Name:
Title:

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE[S][15]

[NAME OF ASSIGNEE]

By:
Name:
Title:

[NAME OF ASSIGNEE]

By:
Name:
Title:

14 Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).

15 Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).

Signature Page to

Assignment and Assumption

[Consented to and][16] Accepted:

MIZUHO BANK, LTD., as Administrative Agent

By:
Name:
Title:

[Consented to:][17]

[WASTE MANAGEMENT, INC.

By:
Name:
Title: ]

16 To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

17 To be added only if the consent of the Company and/or other parties is required by the terms of the Credit Agreement.

Signature Page to

Assignment and Assumption

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

Credit Agreement, dated as of July 28, 2020, among Waste Management, Inc., Waste Management Holdings, Inc., as Guarantor, the Banks from time to time party thereto, and Mizuho Bank, Ltd., as Administrative Agent

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT AND ASSUMPTION

1.            Representations and Warranties.

1.1.            Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Bank; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents [or any collateral thereunder], (iii) the financial condition of the Company, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Company, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.            Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Bank under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 20 of the Credit Agreement (subject to such consents, if any, as may be required under Section 20 of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Bank thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Bank thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 7.4 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Bank and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Bank, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Bank.

2.            Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.

Exhibit D – Annex 1

3.            General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Exhibit D – Annex 2

EXHIBIT E

FORM OF ADMINISTRATIVE QUESTIONNAIRE

ADMINISTRATIVE QUESTIONNAIRE

Waste Management, Inc.

Agent Address:	Mizuho Bank, Ltd.	Return form to:	Lynn Santos
	1800 Plaza Ten	Telephone:	(213) 243-4562
	Harborside Financial Center	Facsimile:	(201) 626-9935
	Jersey City, NJ 07311	E-mail:	lau_agent@mizuhogroup.com

It is very important that all of the requested information be completed accurately and that this questionnaire be returned promptly. If your institution is sub-allocating its allocation, please fill out an administrative questionnaire for each legal entity.

Legal Name of Lender as to appear in Documentation:

Signature Block Information:

Signing Credit Agreement	☐ Yes	☐ No

Coming in via Assignment	☐ Yes	☐ No

Type of Lender:

(Bank, Asset Manager, Broker/Dealer, CLO/CDO; Finance Company, Hedge Fund, Insurance, Mutual Fund, Pension Fund, Other Regulated Investment Fund, Special Purpose Vehicle, Other-please specify)

Lender Parent:

Domestic Address	Eurodollar Address

1

Contacts/Notification Methods: Borrowings, Paydowns, Interest, Fees, etc.

	Primary Credit Contact	Secondary Credit Contact
Name:
Company:
Title:
Address:

Telephone:
Facsimile:
E-Mail Address:

	Primary Operations Contact	Primary Disclosure Contact
Name:
Company:
Title:
Address:

Telephone:
Facsimile:
E-Mail Address:

2

Lender’s Domestic Wire Instructions

Bank Name:
ABA/Routing No.:
Account Name:
Account No.:
FFC Account Name:
FFC Account No.:
Attention:
Reference:

Agent’s Wire Instructions

Bank Name:	Mizuho Bank, Ltd. New York Branch
ABA/Routing No.:	026004307
ISA Account No.:	H79-740-005344
Account Name:	ISA LOAN AGENCY
Reference:	Waste Management, Inc.

3

Tax Documents

NON-U.S. LENDER INSTITUTIONS:

I. Corporations:

If your institution is incorporated outside of the United States for U.S. federal income tax purposes, and is the beneficial owner of the interest and other income it receives, you must complete one of the following three tax forms, as applicable to your institution: a.) Form W-8BEN (Certificate of Foreign Status of Beneficial Owner), b.) Form W-8ECI (Income Effectively Connected to a U.S. Trade or Business), or c.) Form W-8EXP (Certificate of Foreign Government or Governmental Agency).

A U.S. taxpayer identification number is required for any institution submitting Form W-8ECI. It is also required on Form W-8BEN for certain institutions claiming the benefits of a tax treaty with the U.S. Please refer to the instructions when completing the form applicable to your institution. In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms. An original tax form must be submitted.

II. Flow-Through Entities:

If your institution is organized outside the U.S., and is classified for U.S. federal income tax purposes as either a Partnership, Trust, Qualified or Non-Qualified Intermediary, or other non-U.S. flow-through entity, an original Form W-8IMY (Certificate of Foreign Intermediary, Foreign Flow-Through Entity, or Certain U.S. Branches for United States Tax Withholding) must be completed by the intermediary together with a withholding statement. Flow-through entities other than Qualified Intermediaries are required to include tax forms for each of the underlying beneficial owners.

Please refer to the instructions when completing this form. In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms. Original tax form(s) must be submitted.

U.S. LENDER INSTITUTIONS:

If your institution is incorporated or organized within the United States, you must complete and return Form W-9 (Request for Taxpayer Identification Number and Certification). Please be advised that we request that you submit an original Form W-9.

Pursuant to the language contained in the tax section of the Credit Agreement, the applicable tax form for your institution must be completed and returned prior to the first payment of income. Failure to provide the proper tax form when requested may subject your institution to U.S. tax withholding.

4

EXHIBIT F

[Reserved]

Exhibit F

EXHIBIT G-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Banks That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to that certain Credit Agreement, dated as of July 28, 2020 (as amended, restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among WASTE MANAGEMENT, INC., a Delaware corporation (the “Company”), Waste Management Holdings, Inc., a wholly owned Subsidiary of the Company, as Guarantor, and MIZUHO BANK, LTD., as Administrative Agent (the “Administrative Agent”).

Pursuant to the provisions of Section 3.1.5 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Company within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Company as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Company with a certificate of its non-U.S. Person status on IRS Form W-8BENE (or W-8BEN, as applicable). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Company and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Company and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF BANK]

By:
Name:
Title:

Date: __________, 20__

Exhibit G-1

EXHIBIT G-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to that certain Credit Agreement, dated as of July 28, 2020 (as amended, restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among WASTE MANAGEMENT, INC., a Delaware corporation (the “Company”), Waste Management Holdings, Inc., a wholly owned Subsidiary of the Company, as Guarantor, the Banks from time to time party thereto, and MIZUHO BANK, LTD., as Administrative Agent (the “Administrative Agent”).

Pursuant to the provisions of Section 3.1.5 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Company within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Company as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Bank with a certificate of its non-U.S. Person status on IRS Form W-8BENE (or W-8BEN, as applicable). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Bank in writing, and (2) the undersigned shall have at all times furnished such Bank with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: __________, 20__

Exhibit G-2

EXHIBIT G-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to that certain Credit Agreement, dated as of July 28, 2020 (as amended, restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among WASTE MANAGEMENT, INC., a Delaware corporation (the “Company”), Waste Management Holdings, Inc., a wholly owned Subsidiary of the Company, as Guarantor, the Banks from time to time party thereto, and MIZUHO BANK, LTD., as Administrative Agent (the “Administrative Agent”).

Pursuant to the provisions of Section 3.1.5 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Company within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Company as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Bank with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BENE (or W-8BEN, as applicable) or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BENE (or W-8BEN, as applicable) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Bank and (2) the undersigned shall have at all times furnished such Bank with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: __________, 20__

Exhibit G-3

EXHIBIT G-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Banks That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to that certain Credit Agreement, dated as of July 28, 2020 (as amended, restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among WASTE MANAGEMENT, INC., a Delaware corporation (the “Company”), Waste Management Holdings, Inc., a wholly owned Subsidiary of the Company, as Guarantor, the Banks from time to time party thereto, and MIZUHO BANK, LTD., as Administrative Agent (the “Administrative Agent”).

Pursuant to the provisions of Section 3.1.5 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Company within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Company as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Company with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BENE (or W-8BEN, as applicable) or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BENE (or W-8BEN, as applicable) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Company and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Company and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF BANK]

By:
Name:
Title:

Date: __________, 20__

Exhibit G-4

SCHEDULE 1

BANKS; COMMITMENTS

Bank	Commitment	Pro Rata Percentage
Mizuho Bank, Ltd.	$330,000,000.00	11.000000000%
Bank of America, N.A.	$330,000,000.00	11.000000000%
Barclays Bank PLC	$330,000,000.00	11.000000000%
JPMorgan Chase Bank, NA.	$330,000,000.00	11.000000000%
The Bank of Nova Scotia	$330,000,000.00	11.000000000%
BNP Paribas	$225,000,000.00	7.500000000%
Citibank, N.A.	$225,000,000.00	7.500000000%
Deutsche Bank AG New York Branch	$225,000,000.00	7.500000000%
MUFG Union Bank, N.A.	$225,000,000.00	7.500000000%
Sumitomo Mitsui Banking Corporation	$225,000,000.00	7.500000000%
U.S. Bank National Association	$225,000,000.00	7.500000000%
Total	$3,000,000,000.00	100.000000000%

Schedule 1

SCHEDULE 1.1

EXISTING LIENS

1.	Various capital leases and similar purchase-money financings entered into by Subsidiaries of the Company in the ordinary course of business for operating equipment and facilities.

2.	The notes payable / debt balances associated with the investments in federal low-income housing tax credits as described in (1) Note 9, Income Taxes, and Note 19, Variable Interest Entities, to the Company’s consolidated financial statements within its Annual Report on Form 10-K for the year ended December 31, 2019 and (2) Note 4, Income Taxes, and Note 13, Variable Interest Entities, to the Company’s condensed consolidated financial statements within its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2020.

Schedule 1.1

SCHEDULE 6.7

LITIGATION

See the disclosure provided in (1) the “Litigation” and “Environmental Matters” sections of Note 6, Commitments and Contingencies, to the Company’s condensed consolidated financial statements included within its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2020 and (2) the “Litigation” and “Environmental Matters” sections of Note 11, Commitments and Contingencies, to the Company’s consolidated financial statements included within its Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

Schedule 6.7

SCHEDULE 6.15

ENVIRONMENTAL COMPLIANCE

See the disclosure provided in (1) Note 2, Landfill and Environmental Remediation Liabilities and the “Environmental Matters” and “Litigation” sections of Note 6, Commitments and Contingencies, to the Company’s condensed consolidated financial statements included within its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2020 and (2) Note 4, Landfill and Environmental Remediation Liabilities, and the “Environmental Matters” and “Litigation” sections of Note 11, Commitments and Contingencies, to the Company’s consolidated financial statements included within its Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

Schedule 6.15

SCHEDULE 8.1(a)

EXISTING INDEBTEDNESS

Name	Principal Outstanding	Maturity
5-year revolving credit facility (a):
Canadian Borrowers sublimit of $375,000,000	$0	11/07/2024
Total WM revolving credit facility	$0

Waste Management Holdings senior notes:
$450,000,000 due 8/01/26	$248,898,000	8/01/2026
Total Waste Management Holdings senior notes	$248,898,000

Canadian senior note:
C$500,000,000 due 9/23/26	$368,300,000	9/23/2026
Total Canadian senior notes	$368,300,000

Tax-exempt bonds:
Amelia, Virginia due 4/1/27	$26,800,000	4/1/2027
Bucks County due 12/01/22	25,000,000	12/1/2022
California CPCFA	35,700,000	11/1/2038
California CPCFA 2015 A-1	84,430,000	7/1/2025
California CPCFA 2015 A-2	28,000,000	7/1/2027
California CPCFA 2015 A-3	28,000,000	7/1/2040
California CPCFA due 12/01/27	15,000,000	12/1/2027
California CPCFA due 7/01/31	19,000,000	7/1/2031
California Municipal Finance Authority - 2009A	30,000,000	2/1/2039
Charles City (Virginia due 2/1/29)	30,000,000	2/1/2029
Charles City (Virginia)	10,000,000	8/1/2027
Charles City (Virginia) due 4/1/27	10,000,000	4/1/2027
City of Granite City Illinois due 5/1/27	30,320,000	5/1/2027
City of Minor Lane Heights due 3/1/21	11,000,000	3/1/2021
City of Mobile	4,175,000	10/1/2038
Cobb County Series 2004B	10,000,000	4/1/2033
Countryside (Lake County) due 4/1/21	5,670,000	4/1/2021
Countryside (Lake County) due 9/1/21	4,320,000	9/1/2021
County of Logan due 3/1/21	7,450,000	3/1/2021
Denton County (TX 2003B)	10,000,000	5/1/2028
Gilliam County	15,000,000	7/1/2038
Gilliam County due 08/01/25	15,900,000	8/1/2025
Gloucester (VA 2003A)	10,000,000	9/1/2038
Harrison County (West Virginia due 4/1/24)	8,420,000	4/1/2024
Indiana due 10/01/31	10,000,000	10/1/2031
King George due 6/1/23	20,000,000	6/1/2023
King George due 9/1/21 (Garnet)	19,890,000	9/1/2021
Maricopa (Arizona) due 12/01/31	15,580,000	12/1/2031
Massachusetts due 5/1/27	15,000,000	5/1/2027
Miami Dade County Series 2007	25,000,000	9/1/2027
Miami Dade County Series 2008	25,000,000	8/1/2023
Miami Dade County Series 2011	20,000,000	11/1/2041

Schedule 8.1(a) – Page 1

Michigan due 8/1/2027	35,000,000	8/1/2027
Mississippi due 3/1/27	10,000,000	3/1/2027
Mississippi due 3/1/29	10,000,000	3/1/2029
Mississippi due 7/1/28	10,000,000	7/1/2028
Nashville (Tennessee) due 8/01/31	10,000,000	8/1/2031
New York Series 2012	25,000,000	5/1/2030
Ohio WDA due 11/1/22	45,865,000	11/1/2022
Ohio WDA due 7/1/21 (Series 2004)	15,000,000	7/1/2021
Okeechobee due 8/1/24	15,000,000	8/1/2024
Okeechobee Series 2004A	15,970,000	7/1/2039
Oklahoma	10,000,000	12/1/2021
Pennsylvania	30,000,000	11/1/2021
Pennsylvania	4,000,000	11/1/2021
Pennsylvania	20,000,000	11/1/2021
Pennsylvania Series 2009	100,000,000	12/1/2033
Pennsylvania Series 2011	80,000,000	7/1/2041
Pennsylvania Series 2013	100,000,000	8/1/2045
South Carolina Series 2003A	15,000,000	7/1/2024
State of New Hampshire	15,000,000	8/1/2024
Sussex County	10,000,000	6/1/2028
SW Illinois due 10/1/2027	4,700,000	10/1/2027
Tennessee - 2012	18,000,000	7/2/2035
Texas due 8/1/20 (Mission EDC)	67,000,000	8/1/2020
Washington due 7/1/30	20,000,000	7/1/2030
Wood County due 4/1/24	6,580,000	4/1/2024
Yavapai (Arizona) due 3/1/28	17,420,000	3/1/2028
Yavapai (Arizona) due 6/1/27	30,000,000	6/1/2027
Tax-exempt bonds	$1,364,190,000

Other debt:
Corporate financing leases	$209,700,750	Various
Great Oak Landfill	15,232,980	7/31/2044
Harlem River Yard	19,843,358	12/31/2035
King George Landfill Royalty Agreement	39,489,553	7/1/2027
Low Income Housing Tax Credit investment obligations	240,473,861	Various
Prairie View Landfill Host Agreement	13,125,712	12/31/2023
WM Elizabeth Marine Terminal	39,831,469	8/31/2027
WM Temple Financing Lease	23,976,628	4/30/2071
Other	61,914,411	Various
Other debt	$663,588,722

Total Existing Indebtedness (b)	$2,644,976,722

(a) Waste Management of Canada Corporation and WM Quebec Inc. (collectively, the "Canadian Borrowers") have the ability to incur up to $375 million, or its Canadian dollar equivalent, under the Fifth Amended and Restated Revolving Credit Agreement, dated as of November 7, 2019, among the Company, the Canadian Borrowers, the Guarantor, certain lenders and Bank of America, N.A., as administrative agent
(b) Balances are as of June 30, 2020, except where otherwise noted. Excludes indebtedness incurred and scheduled payments made subsequent to June 30, 2020.

Schedule 8.1(a) – Page 2

SCHEDULE 22

ADMINISTRATIVE AGENT’S OFFICE; CERTAIN ADDRESSES FOR NOTICES

COMPANY:

Waste Management, Inc.

1001 Fannin Street

Houston, Texas 77002

Attention: David L. Reed, Vice President and Treasurer

Telephone: 713-328-7503

Facsimile: 713-328-7471

Electronic Mail: dlreed@wm.com and

GCLegal@wm.com

Website Address: www.wm.com

ADMINISTRATIVE AGENT:

(for advances, payments and Requests for Borrowings):

Administrative Agent’s Office

Mizuho Bank, Ltd.

1800 Plaza Ten

Harborside Financial Center

Jersey City, NJ 07311

Remittance Instructions:

Bank Name:	MIZUHO BANK LTD., NEW YORK BRANCH
Swift Code:	MHCBUS33
Account Name:	ISA Loan Agency
Account Number:	H79-740-005344
ABA No.:	026004307
Reference:	Waste Management Inc.

Other Notices as Administrative Agent:

Agent’s Operations Contact

Mizuho Bank, Ltd.

1800 Plaza Ten

Harborside Financial Center

Jersey City, NJ 07311

Attention: Lynn Santos

Telephone: 213-243-4562

Fax: 201-626-9935

Email: Lau_agent@mizuhogroup.com

Agent’s Credit Contact

1271 Avenue of the Americas

New York, NY 10020

Attention: Emanuel Giumarra

Telephone: 212-282-4009

Email: Emanuel.giumarra@mizuhogroup.com

Schedule 22